EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUICK CHEK CORPORATION,

MURPHY USA NJ, INC.,

MURPHY USA INC.

AND

FORTIS ADVISORS LLC,

as Shareholder Representative

Dated as of December 12, 2020

i

4.9	Taxes	38
4.10	Real Property	39
4.11	Personal Property	40
4.12	Intellectual Property; Data Privacy	40
4.13	Material Contracts	42
4.14	Employee Benefits Plans	44
4.15	Labor	46
4.16	Litigation	47
4.17	Compliance with Laws; Permits	47
4.18	Anti-Corruption and Anti-Bribery Laws	47
4.19	Environmental Matters	48
4.20	Insurance	48
4.21	Related Party Agreements	49
4.22	Business Relationships	49
4.23	Brokers’ Fee	49
4.24	Food Safety Matters	49
4.25	Inventory	49
4.26	No Other Representations or Warranties; Schedules	50
Article V Representations and Warranties of Buyer and Merger Sub
5.1	Organization and Good Standing	50
5.2	Merger Sub’s Operations	51
5.3	Authorization of Agreement	51
5.4	Conflicts; Consents of Third Parties	51
5.5	Litigation	52
5.6	Brokers’ Fee	52
5.7	Financial Capability	52
5.8	Sufficient Funds; Adequate Assurances	53
5.9	Non-Reliance	54
5.10	No Other Representations or Warranties; Schedules	54
Article VI Covenants
6.1	Access to Information	55
6.2	Conduct of the Business Pending the Closing	56
6.3	Regulatory Approvals	60

6.4	Further Assurances	63
6.5	Confidentiality	63
6.6	Indemnification, Exculpation and Insurance	63
6.7	Publicity	65
6.8	Conduct of Buyer Prior to the Closing	65
6.9	Termination of Related Party Contracts	66
6.10	Employee Matters	66
6.11	Tax Matters	67
6.12	R&W Insurance Policy	68
6.13	Resignations	68
6.14	Shareholder Approval	68
6.15	Notices to Shareholders	69
6.16	Section 280G	69
6.17	Notice of Certain Events	70
6.18	Exclusive Dealing	70
6.19	Payoff Letters	70
6.20	Delivery of 2020 Financial Statements	70
6.21	Financing Cooperation	70
Article VII Conditions to Closing
7.1	Conditions Precedent to Obligations of Buyer, Merger Sub, and the Company	72
7.2	Conditions Precedent to Obligations of Buyer and Merger Sub	73
7.3	Conditions Precedent to Obligations of the Company	73
Article VIII Termination
8.1	Termination of Agreement	74
8.2	Effect of Termination	75
Article IX Miscellaneous
9.1	Survival	75
9.2	Expenses	75
9.3	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury	76
9.4	Entire Agreement	77
9.5	Amendments and Waivers	78

9.6	Notices	78
9.7	Severability	79
9.8	Binding Effect; Assignment	79
9.9	No Third Party Beneficiaries	79
9.10	Legal Representation	80
9.11	Non-Recourse	81
9.12	Specific Performance	81
9.13	Releases	82
9.14	Counterparts	83
9.15	Shareholder Representative	83
9.16	Debt Financing Sources	87

Exhibits

Exhibit A Form of Written Consent

Exhibit B Form of Support Agreement

Exhibit C Form of Letter of Transmittal

Exhibit D Form of Letter of Resignation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 12, 2020, by and among: (i) Murphy USA Inc., a Delaware corporation (“Buyer”); (ii) Murphy USA NJ, Inc., a New Jersey corporation (“Merger Sub”); (iii) Quick Chek Corporation, a New Jersey corporation (the “Company”); and (iv) Fortis Advisors LLC, a Delaware limited liability company (the “Shareholder Representative”), solely in its capacity as the Shareholder Representative.

W I T N E S S E T H:

WHEREAS, the Company, Buyer and Merger Sub intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the New Jersey Business Corporation Act (the “NJBCA”), pursuant to which, among other things, Merger Sub will cease to exist and the Company will become a subsidiary of Buyer (the “Merger”);

WHEREAS, the respective boards of directors of Buyer, Merger Sub, and the Company have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the NJBCA and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (i) the board of directors of the Company has recommended to the shareholders of the Company the adoption and approval of this Agreement and the Merger in accordance with the NJBCA and (ii) resolved to promptly seek the written consent of certain shareholders of the Company who hold, in the aggregate, the requisite number of shares of the stock of the Company entitled to vote and necessary to adopt and approve this Agreement and the merger under the NJBCA (the “Shareholder Approval”) in the form attached as Exhibit A hereto; and

WHEREAS, as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, prior to or concurrently with the execution and delivery of this Agreement, certain Shareholders are entering into a Support Agreement in substantially the form attached as Exhibit B hereto (each, a “Support Agreement”) agreeing to certain matters in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

Definitions

1.1              Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquired Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means an amount equal to $10,000,000.

“Adjustment Escrow Release Amount” means (a) the funds in the Adjustment Escrow Account immediately prior to the making of any release in respect of the Net Negative Purchase Price Adjustment (if any) minus (b) the Net Negative Purchase Price Adjustment Amount (if any); provided, however, that if the resulting amount is a negative number, the Adjustment Escrow Release Amount will be $0.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Closing Common Shareholder Payment” means the Aggregate Closing Shareholder Payment minus the Aggregate Closing Preferred Shareholder Payment.

“Aggregate Closing Preferred Shareholder Payment” means an amount equal to the sum of the Closing Preferred Share Prices for each Preferred Share issued and outstanding immediately prior to the Effective Time.

“Aggregate Closing Shareholder Payment” means an amount equal to (i) the Merger Consideration minus (ii) the sum of the Adjustment Escrow Amount and the Expense Reserve Holdback Amount.

“Agreed Principles” shall mean (i) the Company’s past practices, principles, accounting methods, policies, procedures, classifications, conventions, categorizations, calculations, definitions, judgments, assumptions, techniques, methodologies, and estimation methods (including as they relate to the nature of accounts, calculation of levels or reserves or levels of accruals and in respect of the exercise of management judgment) adopted in the audited consolidated balance sheet of the Acquired Companies as at November 1, 2019, and the related audited consolidated statements of operations, shareholders’ equity and cash flow of the Acquired Companies for the fiscal year then ended, together with the notes thereof, but (ii) subject to such procedures, definitions, methods and exceptions set out on Schedule 1(a)(i) of the Company Disclosure Schedules.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition, or restraint of trade.

“Approving Shareholders” means the holders of 80% or more of the issued and outstanding Common Shares on the record date applicable for purposes of determining the Common Shareholders entitled to consent to the approval of this Agreement and the Transactions in accordance with the NJBCA, the Shareholders Agreement, the Shareholder Support Agreement and the Organizational Documents of the Company, including in any case, each Shareholder that delivered a Support Agreement pursuant hereto.

“Business Day” means any day of the year other than (a) a Saturday, Sunday or federal holiday in the United States or (b) a day on which national banking institutions in New York, New York are required or authorized to close.

“Bylaws” means the Amended and Restated Bylaws of the Company as in effect from time to time.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Cash” means the aggregate amount of cash and cash equivalents of the Acquired Companies calculated on a consolidated basis and determined in accordance with the Agreed Principles. For the avoidance of doubt, Cash shall (a) (i) be reduced by the amount of all checks written by the Acquired Companies, but not cleared, (ii) exclude cash and cash equivalents that are not freely usable, distributable or transferable by any Acquired Company (including security deposits, bond guarantees, amounts held as collateral in respect of any outstanding letters of credit, and cash and cash equivalents held in escrow or held by an Acquired Company on behalf of third parties), (iii) be reduced by the amount of any property or casualty insurance proceeds received with respect to properties reflected on the Company’s balance sheet as of October 30, 2020 after October 30, 2020 and prior to the Measurement Time and not used prior to the Measurement Time to rebuild or repair the affected property, (iv) be reduced by the amount of any eminent domain proceeds received with respect to properties reflected on the Company’s balance sheet as of October 30, 2020 after October 30, 2020 and prior to the Measurement Time and (v) exclude credit card receivables to the extent reflected in Net Working Capital and (b) include (i) the amount of any checks previously received by the Acquired Companies or their respective banks that are not cleared, and deposits in transit and (ii) any cash held in cash registers and any cash held in safes.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as in effect from time to time.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing Cash” means Cash as of the Measurement Time; provided that if any Acquired Company (x) uses cash or cash equivalents to pay (a) any Debt or (b) any Company Transaction Expenses or (y) uses cash and cash equivalents to repurchase or redeem any shares of capital stock or other securities or make any dividend or distribution, in each case, following the Measurement Time and on or prior to the Effective Time, Closing Cash shall be calculated as if such actions had been taken prior to the Measurement Time.

“Closing Common Share Price” means, with respect to each Common Share, an amount equal to the quotient of (x) the Aggregate Closing Common Shareholder Payment, plus the SARs Aggregate Base Value, divided by (y) the Fully Diluted Common Shares.

“Closing Debt” means the appropriate monetary amount in respect of Debt as of the Measurement Time.

“Closing Preferred Share Price” means, with respect to each Preferred Share, the sum of (x) $1.00 plus (y) the amount of any accrued but unpaid dividends on such Preferred Share immediately prior to the Effective Time, as determined pursuant to the Certificate of Incorporation.

“Closing Transaction Expenses” means Company Transaction Expenses that are unpaid as of the Measurement Time.

“Closing Working Capital” means Net Working Capital as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated pursuant thereto.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between any Acquired Company and any labor organization or other authorized employee representative representing Service Providers.

“Commitment Letter” means the debt commitment letter, dated as of the date hereof, among Murphy Oil USA, Inc., a Delaware corporation and Royal Bank of Canada, including all related term sheets, exhibits, schedules and annexes thereto.

“Common Shareholder” means a holder of shares of Series A Common Stock or Series B Common Stock.

“Common Shares” means, collectively, the shares of Series A Common Stock and Series B Common Stock.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any compensation, retirement, supplemental retirement, deferred compensation, bonus, incentive compensation, profit sharing, stock purchase, equity or equity-based compensation, employment, consulting, severance, termination protection, change in control, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits) or life insurance plan, policy, agreement, program or arrangement in each case whether or not written (x) that is sponsored or maintained by any Acquired Company or any of their respective Affiliates for the current or future benefit of any current or former Service Provider or (y) for which any Acquired Company has any direct or indirect liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of the preceding sentence.

“Company Employee” means, an employee of an Acquired Company.

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Company IT Systems” means any and all Software, computer systems, servers, hardware, workstations, routers, hubs, switches, network equipment, data communications lines, databases and all other information technology equipment (including all documentation related to the foregoing) that are owned by, or licensed or leased to, any of the Acquired Companies and used to process, store, maintain and operate data, information and functions used in connection with the business of the Acquired Companies as currently conducted.

“Company Retention Program” means the cash retention bonus program approved by the Company’s board of directors on August 25, 2020 as described on Schedule 1.1(d) of the Company Disclosure Schedules.

“Company Severance Plan” means the Quick Chek Corporation 2020 Severance Plan.

“Company Subsidiary” means each of (a) QuickChek Realty L.L.C., a New Jersey limited liability company, and (b) QuickChek Realty Bordentown Urban Renewal LLC, a New Jersey limited liability company.

“Company Transaction Expenses” means all costs, fees and expenses incurred at or prior to the Closing (including those which become due and payable on or after the Closing Date pursuant to the Contracts in effect prior to the Closing) by or on behalf of any Acquired Company and arising from or in connection with any of the Transaction Documents or the Transactions (or any related sale process with other potential buyers conducted or pursued by or in respect of any Acquired Company), whether or not accrued and whether billed or payable prior to, on or after the Closing, including (a) any fees, costs and other expenses of any investment bankers, third party consultants and legal counsel, (b) any stay or retention, change in control, transaction or similar bonuses (other than any Incentive Awards described in Section 6.10(e) and any stay, retention or other bonuses entered into on or after the date of this Agreement and approved by Buyer in writing as being expressly excluded as a Company Transaction Expense), compensation, incentive or severance payments other than any Incentive Award, any equity or equity-based compensation arrangement, the Company Retention Program or other payment to be made to any current or former Service Provider, and all fees and expenses related thereto, arising as a result of, or in connection with, the execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby (alone or together with any other event that does not occur due to an action taken by, or at the direction of, Buyer or any Acquired Company after the Closing, which standing alone would not trigger such entitlement, and other than, for the avoidance of doubt, any payment which is only triggered as a result of an action by Buyer or any Acquired Company after the Closing), in each case, whether due and payable prior to, at or after the Closing, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments or associated with payments made in respect of SARs in connection with the execution or delivery of this Agreement and the other Transaction Documents or the consummation of the Transactions and (c) any fees, costs, expenses and other liabilities incurred (or that would be incurred or made) as a result of the termination or settlement of any Related Party Contract or account that is required to be terminated or settled pursuant to Section 6.9; provided, that such amount shall be reduced by any fees and expenses associated with acquiring any “run-off” or “tail” policy purchased by the Company pursuant to Section 6.6(e) to the extent paid prior to the Measurement Time.

“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, deed of trust, instrument, lease, sublease, license, sublicense, commitment, sale or purchase order or any other arrangement or undertaking of any nature, in each case to the extent legally binding, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereto.

“Debt” means, without duplication, all obligations (including accrued interest related thereto and breakage costs, penalties, additional interest premiums (including make-whole premiums), fees and other costs and expenses associated with prepayment or redemption (including, in each case, those that arise as a consequence of the Closing) related thereto) of the Acquired Companies (a) for borrowed money; (b) evidenced by notes, bonds, debentures, mortgages or similar instruments, but excluding letters of credit to the extent not drawn upon; (c) issued or assumed as the deferred purchase price of, or arising under any title retention, condition sale or forward sale agreements with respect to, property or assets or any acquisition or divestiture of any business (including obligations under “earn-outs” or seller notes, in each case, which shall be calculated assuming the maximum achievement of performance or other targets); (d) in respect of interest rate, currency or commodity swaps, collars, caps and other hedging agreements, including any termination, unwinding and settlement costs; (e) all obligations for the reimbursement of any obligor on any letter of credit, bankers’ acceptance, surety bond or other financial guaranty, in each case, to the extent drawn; (f) in respect of deferred rent, asset retirement obligations, environmental reserves and any payable related thereto; (g) under any leases required to be recorded as capital leases under GAAP; (h) the Tax Liability Amount; (i) except to the extent included in Net Working Capital, in respect of accrued and unpaid bonuses, severance payments, deferred compensation and similar liabilities (to the extent not constituting Company Transaction Expenses) and any unfunded or underfunded pension liabilities whether qualified or unqualified; and (j) in respect of any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) through (i) guaranteed by, or secured by any of the assets or Equity Securities of, any of the Acquired Companies, in each case, other than the preceding clauses (c), (d), (e), (h) and (j), determined in accordance with the Agreed Principles. Notwithstanding the foregoing, “Debt” shall not include (x) any liability or obligation to the extent taken into account in the calculation of Net Working Capital, (y) any liabilities or obligations between any of the Acquired Companies and (z) any liabilities in respect of any payroll and other employment Taxes that have accrued on or prior to the Closing Date but the payment of which was deferred until after the Closing Date pursuant to Section 2302 of the CARES Act. All payments under Section 3.1(d) shall be included in Closing Debt.

“Debt Payoff Amount” means the aggregate amount of Debt in respect of borrowed money and in respect of the items set forth in clause (d) of the definition of “Debt” to be repaid in connection with the Closing, as set forth in the Payoff Letters with respect to the Specified Debt.

“Enterprise Value” means $645,000,000.

“Environmental Law” means any applicable Law relating to pollution or the protection of the environment or natural resources, human health and safety as related to exposure to hazardous materials or the use, generation, management, transportation, treatment, storage, disposal, Release or threatened Release of Hazardous Substances.

“Equity Security” means, with respect to any Person, (a) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest in such Person or any of its Affiliates, (b) any other interest or participation (including “phantom” units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of the assets of, such first Person or any of its Affiliates, (c) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment or right of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest of such first Person or any of its Affiliates, (d) any securities convertible into or exercisable or exchangeable for any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest in such first Person or any of its Affiliates, or (e) any other interest classified as an equity security of such Person or any of its Affiliates, including, in the case of each of the foregoing clauses (a) – (d), any “profits interests”, and, for the avoidance of doubt, “equity security” or “equity interest” shall have the same meaning.

“Equityholder” means, each Preferred Shareholder, each Common Shareholder and each holder of vested SARs (including those that vest as set forth in Section 2.9).

“ERISA” means any the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A., as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement to be executed as of the Closing Date, by and among Buyer, the Shareholder Representative, and the Escrow Agent, providing for the holding and disbursement of certain funds held in escrow in accordance with the terms hereof, in a form mutually agreed by Buyer and the Company.

“Estimated Working Capital Adjustment” means (a) if the Estimated Working Capital exceeds the Net Working Capital Target, the amount by which the Estimated Working Capital exceeds the Net Working Capital Target, which amount shall be expressed as a positive number, (b) if the Estimated Working Capital is less than the Net Working Capital Target, the amount by which the Net Working Capital Target exceeds the Estimated Working Capital, which amount shall be expressed as a negative number, or (c) if the Estimated Working Capital is equal to the Net Working Capital Target, zero.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expense Reserve Holdback Account” means the account established by the Shareholder Representative in respect of the Expense Reserve Holdback Amount.

“Expense Reserve Holdback Amount” means an amount equal to $250,000.

“Expense Reserve Holdback Release Amount” means an amount equal to the aggregate amount of funds remaining in the Expense Reserve Holdback Account on the Expense Reserve Holdback Release Date.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Final Cash Adjustment” means the amount, which may be positive or negative, equal to the Final Cash minus the Estimated Cash.

“Final Debt Adjustment” means the amount, which may be positive or negative, equal to the Final Debt minus the Estimated Debt.

“Final Transaction Expenses Adjustment” means the amount, which may be positive or negative, equal to the Final Transaction Expenses minus the Estimated Transaction Expenses.

“Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to (i) if the Final Working Capital exceeds the Estimated Working Capital, the amount by which the Final Working Capital exceeds the Estimated Working Capital, which amount shall be expressed as a positive number, (ii) if the Final Working Capital is less than the Estimated Working Capital, the amount by which the Estimated Working Capital exceeds the Final Working Capital, which amount shall be expressed as a negative number or (iii) if the Final Working Capital is equal to the Estimated Working Capital, zero.

“Financing” means the provision of (i) the financing as set forth in the Commitment Letter by the Financing Sources who have committed, subject to the terms and conditions set forth in the Commitment Letter, to provide such financing and/or (ii) any debt financing in whole or in part in lieu of or that refinances any of the financing referenced in clause (i).

“Financing Sources” means the lenders or other financial institutions from time to time party to the Commitment Letter or otherwise providing Financing.

“Financing Sources Related Party” means the Financing Sources, together with their respective Affiliates, and the respective directors, officers, employees, agents, advisors, other Representatives and successors of the Financing Sources and their respective Affiliates.

“Fully Diluted Common Shares” means (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of Common Shares subject to vested SARs (including those that vest as set forth in Section 2.9) issued in accordance with the SARs Plan.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of the Agreement), Sections 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.21 (Related Party Agreements) and Section 4.23 (Brokers’ Fee).

“GAAP” means generally accepted accounting principles in the United States (and as used in Section 4.6, with respect to any Financial Statements, as in effect as of the date such Financial Statements were prepared).

“Governmental Body” means any domestic or foreign national, state, multi-state, municipal or other local government, including any subdivision, agency, commission, department, board, bureau or authority thereof, or any quasi-governmental or private body exercising any legislative, judicial, administrative, regulatory or Taxing Authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any court, tribunal or arbitrator of competent jurisdiction.

“Hazardous Substance” means any pollutant, contaminant, hazardous or toxic waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics and defined, listed or regulated under any Law pertaining to the environment, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all worldwide intellectual property and similar proprietary rights in or arising out of the following: (a) statutory invention registrations, patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations thereof), and inventions (whether patentable or unpatentable), (b) trademarks, service marks, trade names, service names, trade dress, brands, slogans, logos, and other indicia of origin, and domain names, uniform resource locators and social media accounts and handles, together with the goodwill associated with the foregoing, (c) copyrights (including copyrights in Software) and works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (d) trade secrets, know how (including manufacturing and production processes and research and development information), and proprietary information, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (e) Software (including source code, object code, firmware, operating systems and specifications), (f) industrial designs (whether or not registered), (g) all registrations and applications for registration, common law rights, statutory rights and contractual rights in any of the foregoing (a) through (f) and (h) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Inventory” means all inventories of convenience store merchandise and all inventories of retail transportation fuel (including gasoline, diesel fuel, kerosene and other petroleum based motor fuels stored in bulk and held for sale to the public) to the extent held by any Acquired Company.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Key Employee” means an employee of an Acquired Company whose annual base compensation is $150,000 or more.

“Knowledge of Buyer” means the actual knowledge, without any duty of inquiry or investigation (other than reasonable inquiries of their respective direct reports, if such individuals do not have regular access to the information in question), of any of R. Andrew Clyde, Mindy K. West and John A. Moore.

“Knowledge of the Company” means the actual knowledge, without any duty of inquiry or investigation (other than reasonable inquiries of their respective direct reports, if such individuals do not have regular access to the information in question), of any of Dean C. Durling, James A. Smith, Don Leach and Maria Fidelibus.

“Law” means any applicable transnational, foreign, federal, state, local law, statute, code, ordinance, rule, regulation, constitution, treaty, convention, Order or other legal requirement of any Governmental Body.

“Leased Real Property” means, with respect to any Person, any real property leased, subleased or licensed by such Person (as tenant, subtenant or licensee) (whether or not further subleased or licensed).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, claims or counterclaims, litigation, audit, inquiry, investigation, criminal prosecution or proceedings (including any civil, criminal, administrative, investigative or appellate proceeding) by or before a Governmental Body.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed to any Acquired Company or for which any Acquired Company has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal or first offer, easement, servitude or other transfer restriction.

“Material Adverse Effect” means any effect, change, event, fact, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the financial condition, assets, business or results of operations of the Acquired Companies, taken as a whole; provided, however, that no Effect to the extent caused by or resulting from any of the following shall constitute or be taken into account in determining whether there has been or will be a Material

Adverse Effect: (a) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region or country in which any Acquired Company conducts business; (b) any Effect generally affecting the industries in which any Acquired Company conducts business; (c) any Effect arising in connection with (i) acts of god, disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof), including any Law or guideline issued by a Governmental Body providing for business closures, travel restrictions, “shelter in place” or other restrictions that relate to, or arise out of an epidemic, pandemic or disease outbreak or any loss of customers, suppliers, orders or Contracts or other Effect on the businesses of the Acquired Companies in connection with an actual or threatened epidemic, pandemic or disease outbreak, or similar event or (ii) global, national or regional political or social actions or conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war whether commenced before or after the date hereof; (d) any failure, in and of itself, by any Acquired Company to meet any projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect); (e) compliance with, or any action expressly required to be taken by any Acquired Company under the express terms of this Agreement (it being understood that this clause (e) shall not limit the representations and warranties set forth in Sections 4.2 and 4.3); (f) any Effect that results from any action taken at the express written request of Buyer; (g) the announcement of the execution of this Agreement, or the pendency of the Transactions, including the effects of the Transactions on relationships with customers, suppliers, Governmental Bodies, employees, or other third-party relationships (it being understood that this clause (g) shall not limit the representations and warranties set forth in Sections 4.2 and 4.3); or (h) any change in Law or GAAP or binding interpretation thereof, unless, in the cases of clauses (a), (b), (c) or (h) above, such Effects would reasonably be expected to have a disproportionate impact on the financial condition, assets, business or results of operations of the Acquired Companies, taken as a whole, relative to other participants in the industries in which any Acquired Company conducts business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect) or (y) would reasonably be expected to materially prohibit, restrain or delay the ability of any of the Acquired Companies to consummate any of the Transactions, or to perform any of their respective obligations under, this Agreement or any of the other Transaction Documents.

“Measurement Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date. If any Acquired Company takes any action, or omits to take any action, after the Measurement Time and on or before the Effective Time that is outside the Ordinary Course of Business, is not expressly provided for by this Agreement and would otherwise increase the amount payable by Buyer under this Agreement, the effect of such action or omission will be disregarded for purposes of calculating the amount payable by Buyer under this Agreement to the extent of such increase.

“Merger Consideration” means the Enterprise Value, plus Estimated Cash, plus the Estimated Working Capital Adjustment, minus the Estimated Debt, minus Estimated Transaction Expenses.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” means the consolidated current assets of the Acquired Companies minus the consolidated current liabilities of the Acquired Companies solely to the extent such current assets and current liabilities are specifically listed in the Net Working Capital Schedule (and excluding any asset or liability accounts explicitly identified as excluded from the calculation on the Net Working Capital Schedule) and, in each case, as determined in accordance with the Agreed Principles. For the avoidance of doubt, “Net Working Capital” shall include accrued but unpaid Taxes (other than income Taxes) and shall not include (a) any amounts reflected in Closing Cash (or specifically excluded from the definition of Cash), Closing Debt or Closing Transaction Expenses, (b) any intercompany receivables, payables or loans of any kind or nature between or among any of the Acquired Companies, (c) any current income Tax assets or liabilities and any deferred Tax assets or liabilities (d) any property or casualty insurance proceeds receivable with respect to properties reflected on the Company’s balance sheet as of October 30, 2020 arising after October 30, 2020 before the Measurement Time in connection with the damage or destruction of any assets of any of the Acquired Companies and (e) any eminent domain proceeds receivable with respect to properties reflected on the Company’s balance sheet as of October 30, 2020 arising after October 30, 2020 before the Measurement Time in respect of any assets of an Acquired Company.

“Net Working Capital Schedule” means the example statement of Net Working Capital set forth in Schedule 1.1(a) of the Company Disclosure Schedules.

“Net Working Capital Target” means $(23,362,494).

“Order” means any order, decision, injunction, judgment, decree, ruling, writ, assessment, arbitration, subpoena, verdict or award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Acquired Companies, consistent with past practice.

“Organizational Documents” means the charter, memorandum, certificate of incorporation, articles of association, bylaws or other similar document of a Person, as may be amended, restated or otherwise modified from time to time.

“Permit” means any approvals, consents, licenses, permits, registration, certificates or other similar authorization in each case, of a Governmental Body.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been provided to Buyer prior to the date hereof; (b) Liens securing liabilities which are reflected or reserved against in the balance sheet included in the Interim Financial Statements to the extent so reflected or reserved; (c) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and as to which appropriate reserves have been taken in accordance with GAAP in the balance sheet included in the Interim Financial Statements; (d) landlords’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business provided that any such liens are (i) not incurred in connection with the borrowing of money and (ii) only as to amounts not delinquent; (e) zoning, building code, entitlement and other land use and environmental Laws; (f) title of a lessor under a capital or operating lease, and leases, subleases, and similar transactions in the Ordinary Course of Business which do not materially interfere with the present uses of any real property; (g) non-exclusive licenses in Intellectual Property granted to customers in the Ordinary Course of Business; (h) Liens set forth on Schedule  1.1(b) of the Company Disclosure Schedules; and (i) such other imperfections in title, charges, easements, restrictions and encumbrances which are not material.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, all information that identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked to an individual person or household.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Preferred Shareholder” means a holder of Series A Preferred Stock or Series B Preferred Stock.

“Preferred Shares” means, collectively, the shares of Series A Preferred Stock and Series B Preferred Stock.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Pro Rata Share” means, with respect to any Common Shareholder, calculated as of immediately prior to the Effective Time, the quotient obtained by dividing (a) the sum of (i) the aggregate number of outstanding shares of Series A Common Stock held by such Common Shareholder, plus (ii) the aggregate number of outstanding shares of Series B Common Stock held by such Common Shareholder, by (b) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time.

“Real Property” means the Leased Real Property and the Owned Real Property, collectively.

“Related Claim” means any claims, causes of action or Legal Proceedings (whether at law or in equity, based upon contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, breach, interpretation, construction, validity or enforcement of this Agreement (including any claim, cause of action or Legal Proceeding based upon, arising out of or related to any representation or warranty made or alleged to be made in or in connection with, or as an inducement to enter into, this Agreement).

“Related Party” means, other than any Acquired Company, (a) any member or stockholder of any Acquired Company, including any Equityholder, or any of their controlled Affiliates, (b) any current or former employee, officer or director of any Acquired Company, (c) any member of the “immediate family” (as such term is defined in Rule 16a-1 of the Exchange Act) of any of the Persons listed in the foregoing clauses (a) or (b), or (d) any controlled Affiliate of any of the Persons listed in the foregoing clauses (b) and (c).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” means, with respect to any Person, such Person’s equityholders, partners, members, officers, directors employees, consultants, agents, attorneys, accountants, advisors, financing sources and other representatives.

“SAR” means stock appreciation rights with respect to Series B Common Stock issued pursuant to the SARs Plan.

“SAR Base Value” means, with respect to a SAR, the Base Value (as defined in the SARs Plan).

“SARs Aggregate Base Value” means the aggregate SAR Base Value of all vested SARs (including those that vest as set forth in Section 2.9) issued pursuant to the SARs Plan.

“SARs Plan” means that certain Stock Appreciation Rights Plan dated as of November 2, 2002 (as amended from time to time).

“Series A Common Stock” means, collectively, the shares of Series A-voting Common Stock, no par value, of the Company.

“Series A Preferred Stock” means, collectively, the shares of Series A-Preferred Stock, no par value, of the Company.

“Series B Common Stock” means, collectively, the shares of Series B-non-voting Common Stock, no par value, of the Company.

“Series B Preferred Stock” means, collectively, the shares of Series B-Preferred Stock, no par value, of the Company.

“Service Provider” means as of any relevant time, any director, officer, employee, intern (paid or unpaid) or individual consultant or independent contractor of any Acquired Company.

“Shareholder Support Agreement” means that certain Shareholder Support Agreement dated as of March 17, 2020, by and among C. Correll Durling, Dean C. Durling and the Company, as amended from time to time.

“Shareholders Agreement” means that certain Shareholders Agreement of the Company, dated as of July 30, 1999, by and among the Company and the Shareholders named therein as amended from time to time.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all: (a) computer programs, applications, firmware, systems, specifications and software, including any and all software implementations of algorithms, models and methodologies, and any and all development and design tools, applets, compilers and assemblers, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and contents and audiovisual displays of, any Internet web site(s) and (e) documentation, media and other works of authorship, including user manuals and other training documentation, related to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Specified Debt” means the appropriate monetary amount in respect of the Debt set forth on Schedule 1.1(c) of the Company Disclosure Schedules.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means: (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, environmental, social security, unemployment, excise, severance, stamp, occupation, real and personal property, alternative minimum, add-on minimum, windfall profits, estimated taxes and any other taxes of any kind whatsoever, together with all interest, penalties, fines and additions to tax imposed in connection with any item described in clause (a) of this definition; and (b) in the case of any Acquired Company, liability for the payment of any amount of the type described in clause (a) (i) as transferee or successor or as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person arising out of or resulting from any Pre-Closing Tax Period, or (ii) a result of being or having been before the Closing a member of an affiliated, consolidated, combined, unitary of similar group, or a party to any agreement or arrangement, as a result of which liability of any Acquired Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person.

“Tax Asset” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit, benefit or Tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to any of the Acquired Companies that is not generally available to Persons without specific application therefor.

“Tax Liability Amount” means, without duplication, the amount of accrued but unpaid income Taxes of the Acquired Companies for the Pre-Closing Tax Period (other than in respect of Tax Returns filed prior to the Closing for which the full amount shown as due was paid prior to the Measurement Time), calculated (to the extent permitted by Law) consistently with the past practice of the Acquired Companies; provided that (a) such amount shall be calculated by excluding any Taxes resulting from actions of Buyer, the Acquired Companies or any of their respective Affiliates on the Closing Date after the Closing outside of the Ordinary Course of Business, (b) such amount shall be calculated taking into account as a reduction (but not below zero) overpayments for the taxable year ending October 30, 2020 and any estimated Tax payments for the taxable year ending on the Closing Date, (c) such amount (and the amount of any overpayment described in clause (b)) shall be calculated without regard to any NOL carryover from a taxable year of the Company ending on or before October 30, 2020 and any Transaction Tax Deductions and (d) such amount shall be calculated by excluding any Tax refunds, deferred Tax liabilities and deferred Tax assets.

“Tax Return” means any return, report, declaration, election, disclosure or statement filed or required to be filed in connection with any Taxing Authority with respect to any Tax (including any attachments and schedules thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Acquired Companies.

“Tax Sharing Agreement” means any agreement or arrangement, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement, entered into prior to the Closing binding any of the Acquired Companies that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means the IRS and any other Governmental Body exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.

“Transaction Documents” means this Agreement, the Support Agreements, the Escrow Agreement and all other agreements and instruments to be executed by Buyer, Merger Sub, the Company, and/or the Shareholder Representative at or prior to the Closing pursuant to this Agreement.

“Transaction Tax Deductions” means, without duplication and for federal income Tax purposes, (a) the deductible portion of all Company Transaction Expenses; provided, however, that for this purpose the Company shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the Transactions pursuant to the safe harbor in Revenue Procedure 2011-29, (b) all deductions for compensation attributable to payments by (or deemed to be made by) any Acquired Company to any employee, former employee, service provider or member of the Company’s board of directors resulting from or related to the Transactions, including any stay bonuses and retention payments, (c) all deductions resulting from the repayment of any loans or other obligations in connection with the Transactions, including all fees, expenses and interest (including amounts treated as interest for income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments and defeasance in excess of par or similar payments, (d) any deductible amounts in respect of a current liability or contra-asset included in the determination of Final Net Working Capital, (e) all deductions attributable to any other fees, costs and expenses incurred in connection with the Transactions by the Acquired Companies and contemplated by this Agreement; provided that Transaction Tax Deductions shall include only those amounts described in the foregoing clauses (a) through (e) to the extent such amounts are deductible for U.S. federal income Tax purposes under a “more likely than not” standard in a taxable period ending on or prior to the Closing Date.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, registration, or similar Taxes (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority in connection with the Transactions.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

1.2              Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Proposal	6.18
Adjustment Release Amount	3.2(h)
Advisory Group	9.15(e)(i)
Agreement	Preamble
Allocation Schedule	3.2(a)
Audited Financial Statements	4.6(a)
Balance Sheet Date	4.6(a)
Buyer	Preamble
Buyer Arrangements	6.16
Buyer Documents	5.3
Buyer Plans	6.10(b)
Buyer Related Persons	5.10
Certificate of Merger	2.3
Certificates	2.8(c)

Term	Section
Claims	9.13(a)
Closing	2.2
Closing Date	2.2
Closing Statement	3.2(b)
Common Share Merger Payments	2.8(c)(i)
Company	Preamble
Company 401(k) Plan	6.10(d)
Company Disclosure Schedules	Article IV
Company Documents	4.2(a)
Company Pension Plan	4.14(b)
Confidentiality Agreement	6.5
Continuing Employees	6.10(b)
Debt Commitment Documentation	5.8(a)
Designated Contacts	6.1(a)
Dispute Notice	3.2(c)
Effect	1.1(a) (in definition of Material Adverse Effect)
Effective Time	2.3
Environmental Permits	4.19(a)
Equitable Exceptions	4.2(a)
Estimated Cash	3.2(a)
Estimated Debt	3.2(a)
Estimated Statement	3.2(a)
Estimated Transaction Expenses	3.2(a)
Estimated Working Capital	3.2(a)
Expense Reserve Holdback Release Date	9.15(c)(iii)
Fee Letter	5.8(a)
Final Capitalization Schedule	4.4(c)
Final Cash	3.2(e)
Final Debt	3.2(e)
Final Transaction Expenses	3.2(e)
Final Working Capital	3.2(e)
Financial Statements	4.6(a)
Incentive Award	6.10(e)
Indemnitees	6.6(a)
Interim Financial Statements	4.6(a)
Letter of Transmittal	3.1(b)(i)
Letters of Resignation	6.13
Material Contracts	4.13(a)
Material Supplier	4.22
Merger	Recitals
Merger Payments	2.8(c)(ii)
Merger Sub	Preamble
Net Negative Purchase Price Adjustment Amount	3.2(f)
Net Positive Purchase Price Adjustment Amount	3.2(f)

Term	Section
Neutral Accountant	3.2(d)
NJBCA	Recitals
Non-Parties	9.11
Owned Real Property	4.10(b)
Pandemic Response	6.2(c)(ii)
Payoff Letters	6.19
Preferred Share Merger Payment	2.8(c)(ii)
Primary Indemnitor	6.6(a)
Privileged Communications	9.10(b)
Purchase Price Adjustment	3.2(f)
Real Property Lease	4.10(a)
Related Party Contract	4.21
Related Party Termination Evidence	6.9
Related Party Transaction	4.21
Related Persons	4.26
Released Parties	9.13(a)
Releasing Parties	9.13(a)
Representative Losses	9.15(e)(ii)
R&W Insurance Policy	6.12
SARs Cash-Out Amount	2.9(a)
Secondary Indemnitors	6.6(b)
Seller Group	9.10(a)
Shareholder	2.8(c)
Shareholder Approval	Recitals
Shareholder Released Claims	9.13(b)
Shareholder Released Party	9.13(b)
Shareholder Representative	Preamble
Shareholder Representative Engagement Agreement	9.15(e)(i)
Shareholder Representative Group	9.15(e)(i)
Specified Documents	9.4(a)
Support Agreement	Recitals
Surviving Corporation	2.1
Termination Date	8.1(b)(i)
Waived 280G Benefits	6.16
Waiving Parties	9.10(a)
Weil	9.10(a)

1.3             Other Definitional and Interpretive Matters.

(a)              Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)               Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly identified.

(ii)             Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or the Company Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in the Company Disclosure Schedules) is or is not material for purposes of this Agreement.

(iii)            Exhibits/Schedules. The Exhibits and the Company Disclosure Schedules annexed hereto or referred to herein are an integral part of this Agreement and hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule or section of the Company Disclosure Schedules shall be deemed to have been disclosed on each other Schedule or section of the Company Disclosure Schedules, in which it is reasonably apparent on the face of such disclosure that the information is required to be included in such other Schedule or section of the Company Disclosure Schedules. Disclosure of any item on any Schedule of the Company Disclosure Schedules shall not constitute an admission, indication, acknowledgment or representation that such item or matter is material or would reasonably be expected to have a Material Adverse Effect. No disclosure on a Schedule of the Company Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission, indication, acknowledgment or representation that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule of the Company Disclosure Schedules or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)            Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)             Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(vi)            Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)           Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)         Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, to the extent (A) there is a specific, identifiable and quantified reserve, accrual or other similar item underlying a number on such balance sheet or financial statements to the extent it relates to the subject matter of such representation or warranty, (B) such item is otherwise specifically set forth as an amount on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements as a specific amount and is specifically set forth in the notes thereto.

(ix)             Writing. The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(x)              Or. The word “or” when used in this Agreement is not exclusive.

(xi)             Contract. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract provided or disclosed or listed (or required to be listed) on any Schedule of the Company Disclosure Schedules hereto, all material amendments, modifications, supplements, extensions and renewals thereto must also be provided, disclosed or listed in the appropriate Schedule of the Company Disclosure Schedules hereto.

(xii)           Provided. For purposes of this Agreement, any document which is described as being “provided,” “delivered,” “furnished,” “made available” or other similar reference to Buyer shall be treated as such if, and only if, true and complete copies of such document have been (i) made available in the virtual data room prepared by the Company in a location accessible to Buyer and its Representatives or (ii) provided electronically to one or more Representatives of Buyer, in either case, prior to the relevant date of determination (and, if such date of determination is the date hereof, at least one (1) day prior to such date).

(xiii)          Person. References to a Person are also to its permitted successors and assigns.

(xiv)          Law. References to any statute, rule or regulation, or any other Law, shall be deemed to refer to such statute, rule or regulation, or other Law, as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.

(b)             The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Article II

The Merger; Closing

2.1              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

2.2              Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on a date to be specified by the parties, which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), either remotely or at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York NY 10153, unless another time, date or place is agreed to in writing by the parties hereto; provided, that unless consented to in writing by Buyer, in no event shall the Closing take place prior to the earlier of (a) January 29, 2021 and (b) prior thereto the first Friday occurring after the date on which the Financing in the aggregate principal amount contemplated by the Commitment Letter has been consummated. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.3              Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Buyer, the Company and Merger Sub shall file with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services, a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the NJBCA (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger in accordance with the NJBCA (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

2.4              Closing Deliveries of the Parties.

(a)              Deliveries by the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer:

(i)               Shareholder Approval. Evidence of the Shareholder Approval;

(ii)              Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of the Company as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c);

(iii)             Escrow Agreement. The Escrow Agreement validly executed by the Shareholder Representative;

(iv)             FIRPTA Certificate. A duly executed certification, under penalties of perjury and dated no more than thirty (30) days prior to the Closing Date, stating that interests in the Company are not and have not been during the relevant period United States real property interests, as defined in Section 897(c)(2) of the Code, and a notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3); provided, however, that in the event the Company fails to deliver such certification and notice, the sole recourse of Buyer and Merger Sub shall be to withhold on payments of Merger Consideration to the extent required by Law;

(v)              Payoff Letters. The Payoff Letters;

(vi)             Letters of Resignation. The Letters of Resignation; and

(vii)           Related Party Termination Evidence. The Related Party Termination Evidence.

(b)              Deliveries by Buyer and Merger Sub. At or prior to Closing, Buyer will deliver or cause to be delivered to the Company or the applicable Person (including the Shareholder Representative):

(i)               Merger Consideration. Payment of the closing payments set forth in Sections 3.1(c)-3.1(g);

(ii)             Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer and Merger Sub as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b); and

(iii)            Escrow Agreement. The Escrow Agreement validly executed by Buyer and the Escrow Agent.

2.5             Effects of the Merger. The Merger shall have the effects set forth in Section 10-6 of the NJBCA, this Agreement, and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.6             Organizational Documents of the Surviving Corporation. The certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof or by applicable Law (and subject to Section 6.6 hereof), except that the name of the Surviving Corporation shall be the name of the Company.

2.7              Directors and Officers of the Surviving Corporation.

(a)              The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)               The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.8              Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement:

(a)              Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled in accordance with Section 2.8(d)) shall be converted into the right to receive an amount in cash equal to the sum of (i) the Closing Common Share Price, (ii) an amount equal to the Adjustment Release Amounts, if any, divided by the number of Common Shares outstanding immediately prior to the Effective Time and (iii) an amount equal to the Expense Reserve Holdback Release Amounts, if any, divided by the number of Common Shares outstanding immediately prior to the Effective Time, in each case without interest and to be paid solely by the Shareholder Representative or its designee as set forth herein.

(b)             Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares to be canceled in accordance with Section 2.8(d)) shall be converted into the right to receive an amount in cash equal to the Closing Preferred Share Price payable without interest and to be paid solely by the Shareholder Representative or its designee as set forth herein.

(c)             From and after the Effective Time, all such Common Shares and Preferred Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates (a “Shareholder”), which represented Common Shares or Preferred Shares immediately prior to the Effective Time (the “Certificates”), shall cease to have any rights with respect thereto, except (and subject to Article III):

(i)               each Common Shareholder shall have the right to receive an amount in cash, without interest thereon, equal to (A) the product of (x) the Closing Common Share Price and (y) the number of Common Shares held by such Common Shareholder immediately prior to the Effective Time, (B) the right to receive such Common Shareholder’s Pro Rata Share of the Adjustment Release Amount, in accordance with Section 3.2(h) and (C) the right to receive such Common Shareholder’s Pro Rata Share of the Expense Reserve Holdback Release Amount, in accordance with Section 9.15(c)(iii), in each case without interest and to be paid solely by the Shareholder Representative or its designee as set forth herein (collectively, the “Common Share Merger Payments”); and

(ii)             each Preferred Shareholder shall have the right to receive an amount in cash, without interest thereon, equal to the product of (x) the Closing Preferred Share Price and (y) the number of Preferred Shares held by such Preferred Shareholder, without interest and to be paid solely by the Shareholder Representative or its designee as set forth herein

(the “Preferred Share Merger Payment” and, together with the Common Share Merger Payments, the “Merger Payments”);

(d)              Each Common Share and Preferred Share owned by the Company as treasury stock that is issued and outstanding immediately prior to the Effective Time, if any, shall be automatically canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company; and

(e)              Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation so that, immediately after the Effective Time, the shareholder of Merger Sub immediately prior to the Effective Time shall be the holder of all of the issued and outstanding capital stock of the Surviving Corporation.

2.9              Effect on SARs.

(a)              Each SAR that is outstanding as of immediately prior to the Effective Time shall, to the extent not then vested, accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, each SAR that is then outstanding shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of Common Shares subject to the vested SAR, multiplied by (ii) the excess of (x) the Closing Common Share Price over (y) the SAR Base Value, which amount shall be paid in accordance with Section 2.9(b) (the “SARs Cash-Out Amount”).

(b)             On the Surviving Corporation’s next regularly scheduled payroll date following the Effective Time (but no later than ten (10) Business Days after the Effective Time), Buyer shall cause the Surviving Corporation or a subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable subsidiary’s payroll the aggregate SARs Cash-Out Amount payable with respect to SARs held by current employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable legal requirements in accordance with Section 3.3).

(c)             In order to effectuate the forgoing, pursuant to the terms of the SARs Plan, the Company will provide each holder of SARs written notice of exercise not less than twenty (20) days prior to the anticipated Effective Time and prior to the Effective Time, the Board of Directors of the Company (or an applicable committee thereof) shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 2.9 and (ii) ensure that, from and after the Effective Time, neither Buyer nor the Surviving Corporation will be required to deliver Series B Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of, and other than as set forth in Section 2.9, no Person will have any further rights with respect to, the SARs.

2.10          No Further Rights of Transfers. At the Effective Time the stock ledger of the Company with respect to Common Shares and Preferred Shares shall be closed, no transfer of Common Shares or Preferred Shares shall thereafter be made, and no transfer of Common Shares or Preferred Shares shall be made on the stock transfer books of the Surviving Corporation. At and after the Effective Time, each Shareholder shall cease to have any rights as a Shareholder of the Company, except as otherwise required by applicable Law and except for, in the case of a holder of a certificate representing Common Shares or Preferred Shares (other than Common Shares or Preferred Shares to be canceled pursuant to Section 2.8(d)), the right to surrender such certificate in exchange for payment in accordance with Articles II and III.

2.11           Lost Certificates.

(a)             If any certificate or other instrument that, immediately prior to the Effective Time, represented any of the Common Shares shall have been lost, stolen or destroyed, then, upon the delivery to Buyer of a duly executed Letter of Transmittal together with an affidavit of that fact by the Person claiming such certificate or instrument to be lost, stolen or destroyed and an indemnity and release reasonably satisfactory to Buyer against any claim that may be made against the Surviving Corporation or any of its Affiliates with respect to such certificate or instrument, the Shareholder Representative or its designee shall deliver in exchange for such lost, stolen or destroyed certificate or instrument, the Common Share Merger Payments with respect to the Common Shares represented by such affidavit of loss to the extent then payable in accordance with the terms of this Agreement.

(b)             If any certificate or other instrument that, immediately prior to the Effective Time, represented any of the Preferred Shares shall have been lost, stolen or destroyed, then, upon the delivery to Buyer of a duly executed Letter of Transmittal together with an affidavit of that fact by the Person claiming such certificate or instrument to be lost, stolen or destroyed and an indemnity and release reasonably satisfactory to Buyer against any claim that may be made against the Surviving Corporation or any of its Affiliates with respect to such certificate or instrument, the Shareholder Representative or its designee shall deliver in exchange for such lost, stolen or destroyed certificate or instrument, the Preferred Share Merger Payment with respect to the Preferred Shares represented by such affidavit of loss.

Article III

Merger Consideration

3.1              Exchange Procedures and Certificates; Closing Date Payments.

(a)              Buyer shall be responsible for the payment and delivery to the Shareholder Representative or its designee of all amounts payable at Closing in respect of the Common Shares and Preferred Shares pursuant to Section 3.1(c). Following Buyer’s delivery to the Shareholder Representative of any given amount required to be paid by Buyer under this Agreement, Buyer shall have no further liability in respect of such item of consideration and the holders of Common Shares and Preferred Shares shall look only to the Shareholder Representative and not to any other Person (including the Buyer or the Surviving Corporation) for such item of consideration.

(b)              Exchange Procedures and Certificates.

(i)               The Company will mail, at a reasonable time prior to the Closing Date, to each Shareholder, (i) a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the

Certificates in exchange for the right to receive the consideration payable with respect to Common Shares and Preferred Shares pursuant to Articles II and III.

(ii)              Promptly following the Effective Time and the surrender by each Common Shareholder to the Surviving Corporation (with a copy promptly delivered to the Shareholder Representative or its designee by the Surviving Corporation) of the Certificate or Certificates representing Common Shares, duly endorsed or accompanied by duly executed stock transfer powers and a duly executed Letter of Transmittal, such Shareholder shall receive, subject to the terms and conditions hereof and thereof, an amount equal to the product of (x) the Closing Common Share Price and (y) the number of Common Shares held by such Common Shareholder as represented by such Certificate or Certificates that were converted pursuant to Section 2.8(a), and the Certificates so surrendered shall forthwith be canceled, and such amount shall be paid by the Shareholder Representative or its designee in cash into the account which has been designated by each such Common Shareholder in such Common Shareholder’s Letter of Transmittal.

(iii)            Promptly following the Effective Time and the surrender by each Preferred Shareholder to the Surviving Corporation (with a copy promptly delivered to the Shareholder Representative or its designee by the Surviving Corporation) of the Certificate or Certificates representing Preferred Shares, duly endorsed or accompanied by duly executed stock transfer powers and a duly executed Letter of Transmittal, such Preferred Shareholder shall receive, subject to the terms and conditions hereof and thereof, an amount equal to the product of (x) the Closing Preferred Share Price and (y) the number of Preferred Shares held by such Preferred Shareholder as represented by such Certificate or Certificates that were converted pursuant to Section 2.8(b), and the Certificates so surrendered shall forthwith be canceled, and such amount shall be paid by the Shareholder Representative or its designee in cash into the account which has been designated by each such Preferred Shareholder in such Shareholder’s Letter of Transmittal.

(iv)             If a Certificate, duly endorsed or accompanied by duly executed stock transfer powers, together with a duly executed Letter of Transmittal, is not delivered to the Company prior to the Effective Time, until surrendered as contemplated by this Section 3.1(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive from the Shareholder Representative or its designee, following such surrender and delivery to the Surviving Corporation (with a copy promptly delivered to the Shareholder Representative or its designee by the Surviving Corporation) of the Certificate, duly endorsed or accompanied by duly executed stock transfer powers, and a duly executed Letter of Transmittal, the consideration payable in accordance with Article II and Article III with respect to the Common Share(s) or Preferred Share(s) represented by such Certificate, and, without duplication, Section 6.11 with respect to the Common Share(s) represented by such Certificate. No interest will be paid or will accrue on any amount payable upon surrender of any Certificate.

(v)             The Shareholder Representative or its designee will not make any payment in respect of any Common Shares or Preferred Shares unless the relevant Shareholder complies with the requirements of this Section 3.1(b).

(c)              Payments in respect of Common Shares and Preferred Shares. At the Closing, Buyer shall pay, or cause to be paid:

(i)               to the Shareholder Representative or its designee (for the benefit of the holders of Common Shares), an aggregate amount of cash equal to the product of (x) the Closing Common Share Price and (y) the aggregate number of Common Shares set forth in the Final Capitalization Schedule; and

(ii)              to the Shareholder Representative or its designee (for the benefit of the holders of Preferred Shares), an aggregate amount of cash equal the product of (x) the Closing Preferred Share Price and (y) the aggregate number of Preferred Shares set forth in the Final Capitalization Schedule.

(d)              Payments in respect of Debt. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, the Debt Payoff Amount by wire transfer of immediately available funds to the Persons or bank accounts specified in the Payoff Letters for the Specified Debt.

(e)              Payments in respect of Company Transaction Expenses. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies and the Shareholders, the Estimated Transaction Expenses to the applicable recipients and in the amounts as set forth on the Estimated Statement by wire transfer of immediately available funds to such Persons at the bank accounts specified in the Estimated Statement.

(f)              Payments in respect of Adjustment Escrow Amount. At the Closing, Buyer shall pay, or cause to be paid, to the Adjustment Escrow Account, an amount equal to the Adjustment Escrow Amount (the wire instructions for which shall be included in the Estimated Statement) for deposit in accordance with this Agreement and the Escrow Agreement. The Adjustment Escrow Amount will not be used for any purpose except as expressly provided in this Agreement or in the Escrow Agreement.

(g)             Payments in respect of Expense Reserve Holdback Amount. At the Closing, Buyer shall pay, or cause to be paid, to the Expense Reserve Holdback Account an amount equal to the Expense Reserve Holdback Amount (the wire instructions for which shall be included in the Estimated Statement). The Expense Reserve Holdback Amount will be used by the Shareholder Representative to pay any costs, fees and expenses incurred by the Shareholder Representative in its capacity as such on or after the Closing Date and such amount shall be paid or distributed at the direction of the Shareholder Representative in accordance with Section 9.15.

3.2              Adjustment to Aggregate Closing Shareholder Payment.

(a)             Not later than three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with a written statement (the “Estimated Statement”) reflecting the Company’s good faith estimate of (i) Closing Cash (the “Estimated Cash”), (ii) Closing Working Capital (the “Estimated Working Capital”), (iii) Closing Debt (the “Estimated Debt”) and (iv) Closing Transaction Expenses (the “Estimated Transaction Expenses”), in each case, with reasonable documentation supporting each such calculation, and shall also include a calculation of the Aggregate Closing Common Shareholder Payment, Aggregate Closing Preferred Shareholder

Payment and the Closing Common Share Price. The Estimated Statement, and the components thereof, shall be prepared in accordance with the definitions of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses. In addition, no later than one (1) Business Day prior to the Closing, the Company shall deliver to Buyer a schedule (the “Allocation Schedule”) setting forth (A) the name of each Equityholder, (B) with respect to each Preferred Shareholder, the aggregate amount payable to such Preferred Shareholder pursuant to Section 3.1(b) in respect of such Preferred Shareholder’s Preferred Shares upon the delivery of the documents required thereby, (C) with respect to each Common Shareholder, the aggregate amount payable to such Common Shareholder pursuant to Section 3.1(b) in respect of such Common Shareholder’s Common Shares upon the delivery of the documents required thereby, (D) with respect each holder of SARs, the aggregate SARs Cash-Out Amount payable to such holder of SARs and (E) with respect to each Common Shareholder, such Common Shareholder’s Pro Rata Share. The Company shall make its representatives reasonably available to Buyer to discuss the Estimated Statement and the Allocation Schedule and shall consider Buyer’s comments thereto in good faith and cooperate with Buyer in good faith to resolve Buyer’s comments thereon.

(b)              As promptly as reasonably practicable, but no later than forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Shareholder Representative a statement (the “Closing Statement”) setting forth: (i) Closing Cash; (ii) Closing Working Capital; (iii) Closing Debt and (iv) Closing Transaction Expenses together, in each case, with reasonable documentation supporting each such calculation. The Closing Statement, and the components thereof, shall be prepared in accordance with the definitions of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses. If Buyer fails to timely deliver the Closing Statement, then the Estimated Statement shall be conclusive, final and binding on all parties.

(c)              Until the Closing Statement is finally determined in accordance with this Section 3.2, the Shareholder Representative and its advisors and representatives shall have the right, upon reasonable notice to the Company, to reasonable access to the Company’s books and records, appropriate personnel at the Acquired Companies and such other information as the Shareholder Representative shall reasonably request in order to review the Closing Statement, in each case, so as to not interfere with the normal business operations of the Acquired Companies. The Closing Statement (and the computation of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses) delivered by Buyer to the Shareholder Representative shall be conclusive and binding on all parties unless the Shareholder Representative, prior to later of (i) the thirtieth (30th) day following receipt of the Closing Statement and (ii) the fifth (5th) Business Day following receipt of all information reasonably requested by the Shareholder Representative in a timely manner in order to review the Closing Statement, delivers a notice to Buyer stating that the Shareholder Representative disagrees with such calculation and specifying in reasonable detail those items as to which the Shareholder Representative disagrees, the dollar amount of such disagreement and the basis therefor (any such notice, a “Dispute Notice”). The Shareholder Representative shall be deemed to have agreed with all other items contained in the Closing Statement, and the calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(b) that are not the subject of a Dispute Notice.

(d)              If a Dispute Notice is duly delivered pursuant to Section 3.2(c), the Shareholder Representative and Buyer shall, during the fifteen (15) days following such delivery, consult in good faith on the disputed items in order to determine, as may be required, the amount of Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable. If during such period, the Shareholder Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm of nationally recognized standing on which the Shareholder Representative and Buyer mutually agree, which agreement shall not be unreasonably withheld, as the case may be (the “Neutral Accountant”), to review this Agreement and the disputed items for the purpose of calculating Closing Cash, Closing Working Capital, Closing Debt and Closing Transaction Expenses, as applicable (it being understood that in making such calculation, the Neutral Accountant shall be functioning as an expert and not as an arbitrator). Each party agrees to execute, if requested by the Neutral Accountant, a reasonable engagement letter. Buyer and the Shareholder Representative shall reasonably cooperate with the Neutral Accountant and promptly provide, and Buyer shall cause the Company to provide, all documents and information reasonably requested by the Neutral Accountant; provided, however, that copies of all such documents and information are concurrently furnished to the other party. Buyer and the Shareholder Representative agree that neither party shall have any ex parte communications with the Neutral Accountant. In making such calculation, the Neutral Accountant shall consider only those items in the Closing Statement, and the Shareholder Representative’s calculation of Closing Cash, Closing Working Capital, Closing Debt or Closing Transaction Expenses, as the case may be, as to which the Shareholder Representative has disagreed in its Dispute Notice duly delivered pursuant to Section 3.2(c) and in accordance with the definitions provided in this Agreement. The Neutral Accountant shall resolve each item of disagreement based solely on the supporting materials provided by the each party and not by independent review. The Neutral Accountant’s determination on each item in dispute shall not be greater than the greater value for such item claimed by either the Shareholder Representative in the Dispute Notice or Buyer in the Closing Statement or less than the lower value for such item claimed by either the Shareholder Representative in the Dispute Notice or Buyer in the Closing Statement. The Shareholder Representative and Buyer shall direct the Neutral Accountant to deliver to the Shareholder Representative and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of its engagement), a report setting forth such calculation. Such report shall be final and binding upon the Shareholder Representative and Buyer. The Neutral Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Neutral Accountant. For example, should the items in dispute total in amount to $1,000 and the Neutral Accountant awards $600 in favor of the Shareholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne collectively by the Shareholder Representative out of the Expense Reserve Holdback Amount or otherwise. For the avoidance of doubt, the Neutral Accountant’s fees and expenses payable by Buyer (if any), shall be paid to the Neutral Accountant directly by Buyer, and the Neutral Accountant’s fees and expenses payable by the Shareholder Representative (if any), shall be paid to the Neutral Accountant directly by the Shareholder Representative from the Expense Reserve Holdback Amount or otherwise.

(e)              The Closing Cash, Closing Debt, Closing Transaction Expenses and Closing Working Capital as finally determined in accordance with Sections 3.2(b)-(d) shall be the

“Final Cash”, “Final Debt”, “Final Transaction Expenses” and “Final Working Capital”, respectively. For the avoidance of doubt, in no event shall (i) the Final Cash or Final Working Capital be more than the Shareholder Representative’s calculation of Closing Cash or Closing Working Capital, as applicable, delivered pursuant to Section 3.2(c) or less than Buyer’s calculation of Closing Cash or Closing Working Capital, as applicable, delivered pursuant to Section 3.2(b) and (ii) the Final Debt or Final Transaction Expenses be more than Buyer’s calculation of Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(b) or less than Shareholder Representative’s calculation of Closing Debt or Closing Transaction Expenses, as applicable, delivered pursuant to Section 3.2(c).

(f)               The “Purchase Price Adjustment” will be an amount, which may be positive or negative, equal to (1) the Final Cash Adjustment, plus (2) the Final Working Capital Adjustment, minus (3) the Final Debt Adjustment, minus (4) the Final Transaction Expenses Adjustment. If the Purchase Price Adjustment is a positive number (the “Net Positive Purchase Price Adjustment Amount”), Buyer shall pay, or cause to be paid, the lesser of (i) the Adjustment Escrow Amount and (ii) the Net Positive Purchase Price Adjustment Amount as an adjustment to the dollar amount of the Aggregate Closing Shareholder Payment in cash to the Shareholder Representative or its designee for the benefit of, and for distribution in accordance with Section 3.2(h) to, the Common Shareholders. If the Purchase Price Adjustment is a negative number (the absolute value of such number, the “Net Negative Purchase Price Adjustment Amount”), Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to the lesser of (i) the funds in the Adjustment Escrow Account and (ii) the Net Negative Purchase Price Adjustment Amount, and Buyer and the Shareholder Representative shall jointly in writing instruct the Escrow Agent to make a payment to Buyer out of the Adjustment Escrow Account in such amount. Buyer, Merger Sub, and the Company acknowledge and agree that any Net Negative Purchase Price Adjustment Amount shall be satisfied solely and exclusively out of the Adjustment Escrow Amount, and none of the Company or the Shareholders shall have any obligation or liability to Buyer for any Net Negative Purchase Price Adjustment Amount that is in excess of the funds in the Adjustment Escrow Account. If (A) there is a Net Positive Purchase Price Adjustment Amount, or (B) the funds in the Adjustment Escrow Account are greater than the Net Negative Purchase Price Adjustment Amount, then Buyer and the Shareholder Representative shall jointly instruct in writing the Escrow Agent to make a payment out of the Adjustment Escrow Account in an amount equal to (x) in the event of a Net Positive Purchase Price Adjustment Amount, all amounts in the Adjustment Escrow Account, or (y) in the event the funds in the Adjustment Escrow Account are greater than the Net Negative Purchase Price Adjustment Amount, the difference between all amounts in the Adjustment Escrow Account and the Net Negative Purchase Price Adjustment Amount, in each case, to the Shareholder Representative or its designee, for the benefit of, and for distribution in accordance with Section 3.2(h) to, the Common Shareholders. For the avoidance of doubt, in the event that the Purchase Price Adjustment equals zero, then Buyer and the Shareholder Representative shall jointly in writing instruct the Escrow Agent to make a payment equal to the funds in the Adjustment Escrow Account to the Shareholder Representative or its designee, for the benefit of, and for distribution in accordance with Section 3.2(h) to, the Common Shareholders.

(g)             Any payment pursuant to Section 3.2(f) shall be made by Buyer or the Escrow Agent, as the case may be, at a mutually convenient time and place within five (5) Business Days after the Purchase Price Adjustment (and the components thereof) has been finally determined, by wire transfer of immediately available funds to the account of Buyer, in the event such payment is to be made by the Escrow Agent, or to the account of the Shareholder Representative or its designee, for the benefit of, and for distribution in accordance with Section 3.2(h) to, the Common Shareholders, in the event such payment is to be made by Buyer and/or to the extent that there is any amount remaining in the Adjustment Escrow Account following payment to Buyer of the amounts to be paid pursuant to Section 3.2(f). All payments under this Section 3.2 shall be without interest.

(h)              Promptly following receipt by the Shareholder Representative or its designee of payment of the Net Positive Purchase Price Adjustment Amount, if any, and/or any amount paid from the Adjustment Escrow Amount pursuant to Section 3.2, the Shareholder Representative or its designee shall pay to each Common Shareholder, with respect to each Common Share outstanding immediately prior to the Effective Time held by such Common Shareholder for which a Certificate (and the related Letter of Transmittal) has been properly surrendered (or, in the case of a lost Certificate, the affidavit and indemnification agreement pursuant to Section 2.11), an amount equal to the product of (A) the sum of (i) the Net Positive Purchase Price Adjustment Amount, if any, plus (ii) the Adjustment Escrow Release Amount, if any (such sum, the “Adjustment Release Amount”) multiplied by (B) such Common Shareholder’s Pro Rata Share.

(i)                 Buyer acknowledges and waives any actual or potential conflict of Company employees assisting the Shareholder Representative as described in this Section 3.2 and will not, and will cause the Company to not, prevent such access by the Shareholder Representative.

3.3              Withholding. Buyer, the Company, the Surviving Corporation, and their respective Affiliates shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Code or under any provisions of federal, state, local or foreign tax Law, it being agreed that, except with respect to payments in the nature of compensation, each of Buyer, the Company, the Surviving Corporation, and the Shareholder Representative shall use commercially reasonable efforts to provide prompt notice to the other parties upon becoming aware of any required withholding. To the extent that such amounts are so withheld and timely paid over to the proper Taxing Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.

3.4              Allocation Schedule. Notwithstanding anything to the contrary in this Agreement: (i) it is expressly acknowledged and agreed that Buyer, the Escrow Agent and their respective Affiliates (including, in the case of Buyer, the Surviving Corporation after the Closing) shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith (including with respect to the Pro Rata Shares set forth thereon); and (ii) in no event shall Buyer, the Escrow Agent or any of their respective Affiliates (including, in the case of Buyer, the Surviving Corporation after the Closing) have any liability to any Person (including the Shareholder Representative and each of the Equityholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and the allocation set forth therein or payments made by any Person (including Buyer, the Surviving Corporation, the Escrow Agent and their respective Affiliates) in accordance therewith (including with respect to the Pro Rata Shares set forth thereon).

Article IV

Representations and Warranties of the Company

Except as set forth on the disclosure schedule delivered to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Buyer and Merger Sub as of the date hereof and as of the Closing Date that:

4.1              Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business in all material respects as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Buyer prior to the date hereof true, complete and accurate copies of the Organizational Documents for each Acquired Company as in effect on the date hereof. No Acquired Company is in material breach of any provision of its Organizational Documents, the Shareholders Agreement, the Shareholder Support Agreement, or any other shareholders’ agreement or similar agreement.

4.2              Authorization of the Agreement.

(a)              The Company has all requisite corporate power and authority necessary to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Company Documents by the Company, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Merger and other Transactions have been duly authorized by the board of directors of the Company, and no other corporate action on the part of the Company (other than (i) the approval of the holders of eighty percent (80%) or more of the Series A Common Stock in accordance with the NJBCA and the Shareholders Agreement, which shall be irrevocably satisfied by the delivery of the Shareholder Approval, and (ii) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services pursuant to the NJBCA) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Merger and other Transactions. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company

Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Equitable Exceptions”).

(b)             At a meeting duly called and held, the Company’s board of directors has (i) unanimously determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Shareholders, (ii) unanimously approved this Agreement and (iii) unanimously resolved to submit this Agreement and the Transactions to the Common Shareholders for approval and recommend that the Common Shareholders vote in favor of the approval of this Agreement and the Transactions. The Shareholder Approval, when executed and delivered, shall constitute a valid, irrevocable and effective adoption of this Agreement and the other Transaction Documents in compliance with applicable Laws and the Company’s Organizational Documents, the Shareholders Agreement and the Shareholder Support Agreement.

4.3              Conflicts; Consents of Third Parties.

(a)             None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will (i) violate or conflict with any provision of the Certificate of Incorporation or the Bylaws or any other Organizational Documents of the Acquired Companies; (ii) conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, result in the loss of any benefit under, accelerate the performance required under, or require any consent or other action, notice or payment to, any Person under, any provision of any Contract or Permit to which any Acquired Company is a party; (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company or (iv) violate any Law or Order applicable to any Acquired Company or by which any of the properties or assets of any Acquired Company are bound, with only such exceptions, in the case of clauses (ii) through (iv), as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Acquired Company in connection with the execution, performance and delivery by the Company of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Transactions, except for (i) filings required under and in compliance with the applicable requirements of the HSR Act; (ii) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services pursuant to the NJBCA; and (iii) any other consent, waiver, approval, Order, Permit or authorization the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

4.4              Capitalization.

(a)               The authorized capital stock of the Company consists of 100,000 shares of Series A Common Stock, 10,000 shares of Series B Common Stock, 25,000,000 shares of Series A Preferred Stock and 10,000,000 shares of Series B Preferred Stock. As of the date hereof: (i) there are 2,697 shares of Series A Common Stock issued and outstanding; (ii) there are 0 shares of Series B Common Stock issued and outstanding; (iii) there are 3,340,350 shares of Series A Preferred Stock issued and outstanding; (iv) there are 622,920 shares of Series B Preferred Stock issued and outstanding; (v) there are 100 SARs issued and outstanding that may be settled in an equal number of shares of Series B Common Stock; and (vi) there are 246 SARs available for issuance under the SARs Plan. All Common Shares and Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of any applicable Laws, the Organizational Documents of the Company or any preemptive rights, rights of first refusal or similar right and are owned and of record as of the date hereof by the Persons in the amounts set forth on Schedule 4.4(c) of the Company Disclosure Schedules, and to the Knowledge of the Company, free and clear of any Lien or any other limitation or restriction (other than restrictions in the Shareholders Agreement, Support Agreement and transfer restrictions under applicable securities Laws).

(b)               There are no Equity Securities of the Company outstanding except as set forth in Section 4.4(a). Except for this Agreement, the Certificate of Incorporation, the Shareholders Agreement and with respect to the settlement of SARs, there is no outstanding option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no Equity Securities of the Company outstanding, except for the Preferred Shares, which upon conversion or exchange would require, the issuance of any shares of capital stock or other Equity Securities of any Acquired Company or other Equity Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other Equity Securities of any Acquired Company. Except for the Shareholders Agreement and the Shareholder Support Agreement, the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any Equity Securities of the Company. Except for the Shareholders Agreement, the Company is not subject to any obligation to repurchase, redeem or otherwise acquire or retire any outstanding Equity Securities of the Company.

(c)               Schedule 4.4(c) of the Company Disclosure Schedules sets forth a true and complete list, as of the date hereof, of (i) the record owners of all outstanding shares of Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock, including the number of shares of each class and series of Common Shares and Preferred Shares owned by each such Person and (ii) for each SAR, the holder, number of shares of Series B Common Stock underlying such award, SAR Base Value and expiration date. No later than five (5) days prior to the Closing Date, the Company will provide Buyer with a revised version of Schedule 4.4(c) of the Company Disclosure Schedules, updated as of such date if necessary to reflect changes to Schedule 4.4(c) of the Company Disclosure Schedules (the “Final Capitalization Schedule”) and which information will not change between such date and the Effective Time.

4.5              Subsidiaries.

(a)             Schedule 4.5(a) of the Company Disclosure Schedules sets forth the name of each of the Company Subsidiaries, and, with respect to each Company Subsidiary: (i) the jurisdiction in which it is organized; (ii) the number and class of Equity Securities thereof duly issued and outstanding; and (iii) the names of all holders thereof and the number of membership interests held by each such holder. Each of the Company Subsidiaries is a duly organized and validly existing limited liability company in good standing to the extent such concepts are recognized under the laws of the jurisdiction of its organization, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business in all respects as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or authorized to do business as a foreign entity and is in good standing to the extent such concepts are recognized under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b)             The outstanding Equity Securities of each of the Company Subsidiaries are validly issued, fully paid and non-assessable, to the extent such concepts are applicable to such Equity Securities, and have not been issued in violation of any applicable Laws, Organizational Documents of such Company Subsidiary or any preemptive rights, rights of first refusal or similar right, and all such Equity Securities represented as being owned by the Company or a Company Subsidiary are owned by it free and clear of any Liens, other than (i) Liens securing Debt of the Acquired Companies (which Liens shall be removed on or before the Closing), (ii) Liens relating to the transferability of securities under applicable securities Laws and (iii) Liens created by acts of Buyer or any of its Affiliates. There is no outstanding option, warrant, call, right or Contract requiring, and there are no Equity Securities of any of the Company Subsidiaries outstanding which upon conversion would require, the issuance of any shares of capital stock or other Equity Securities of any Acquired Company or other Equity Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other Equity Securities of any Acquired Company. No Company Subsidiary is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Equity Securities of such Company Subsidiary. Neither the Company nor any of the Company Subsidiaries owns any Equity Securities of any Person other than the Company Subsidiaries. No Company Subsidiary owns any Equity Securities of the Company.

4.6              Financial Statements.

(a)             The Company has made available to Buyer prior to the date hereof copies of: (i) the audited consolidated balance sheet of the Acquired Companies as at November 2, 2018 and November 1, 2019, the related audited consolidated statements of operations, shareholders’ equity and cash flow of the Acquired Companies for the fiscal year then ended, together with the notes thereof (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of October 30, 2020 (the “Balance Sheet Date”) and the unaudited consolidated balance sheet of the Acquired Companies as of July 31, 2020 and the related unaudited consolidated statements of operations and cash flows of the Acquired Companies for the period then ended (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, including the notes thereto, the “Financial Statements”). Except as set forth in the notes included in the Audited Financial Statements, each of the Financial Statements has been prepared in accordance with GAAP consistently applied and fairly presents in all material respects the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Acquired Companies as at the dates and for the periods indicated therein. Except as shall be taken into account in Final Debt or Final Transaction Expenses, there is no Closing Debt or Closing Transaction Expenses, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)             The Company maintains internal controls (including via review processes) over financial reporting that, to the Company’s knowledge, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. To the Knowledge of the Company, there are no material deficiencies in the design or operation of its internal controls over financial reporting. For the past two (2) years, the Company has not identified and has not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company or any of the Company Subsidiaries who have a role in the Company’s or any of the Company Subsidiaries’ internal controls over financial reporting.

4.7             No Undisclosed Liabilities. None of the Acquired Companies have any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities: (i) reflected in or reserved against on the consolidated balance sheet or the notes thereto of the Acquired Companies that is part of the Interim Financial Statements; (ii) incurred in the Ordinary Course of Business or as a result of the Pandemic Response after the Balance Sheet Date (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Law or breach of Contract or Permit by an Acquired Company be in the Ordinary Course of Business); (iii) incurred as expressly contemplated by this Agreement; (iv) performance obligations arising under Contracts (other than as a result of a breach thereof); or (v) that would not, individually or in the aggregate, have a Material Adverse Effect.

4.8              Absence of Certain Developments.

(a)              Except as contemplated by this Agreement: (i) since the Balance Sheet Date, there has not been a Material Adverse Effect and (ii) except for the Pandemic Response and actions taken in connection with pursuing the Transactions, since the Balance Sheet Date, the Acquired Companies have conducted their respective businesses in the Ordinary Course of Business.

(b)              Except as would not, individually or in the aggregate, have a Material Adverse Effect, and without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been any action taken by any of the Acquired Companies that, if taken during the period from the date of this Agreement through the Closing without Buyer’s consent, would constitute a breach of any of the provisions of Section 6.2.

4.9              Taxes.

(a)              Each of the Acquired Companies has timely filed all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects.  All material Taxes required to be paid by the Acquired Companies have been paid.

(b)              All material amounts of Taxes required to be withheld by any Acquired Company have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority. No deficiencies for any material amounts of Taxes have been proposed, asserted or assessed in writing against any Acquired Company that are still pending.

(c)              No dispute, audit, investigation, examination, proceeding, assessment or claim by any Taxing Authority concerning Taxes of any Acquired Company is ongoing, pending or threatened in writing. There are no requests for filings or determinations in respect of any Tax or Tax Asset pending between any of the Acquired Companies and any Taxing Authority, and none of the Acquired Companies has received a ruling with respect to any Tax or Tax Asset from any Taxing Authority.

(d)             No Acquired Company will be required to include in or for, or allocate with respect to, a Post-Closing Tax Period a material amount of taxable income attributable to income economically realized in a Pre-Closing Tax Period (nor has any material deduction economically attributable to a Post-Closing Tax Period been claimed in a Pre-Closing Tax Period) as a result of any (a) change in method of accounting for a Pre-Closing Tax Period, (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing, (c) intercompany transactions described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Law), (d) any prepaid amount received prior to the Closing or (e) installment sale or open transaction dispositions made prior to the Closing.

(e)              No Tax Authority or other Governmental Body has asserted that any of the Acquired Companies is required to file a particular type of Tax Return or pay a particular type of Tax in any jurisdiction where such Acquired Company does not currently do so. No Acquired Company is engaged in or has ever been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which the relevant Acquired Company is formed or organized.

(f)              No Acquired Company has been or is party to any Tax Sharing Agreement (other than any customary commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes) or has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of any of the Acquired Companies affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(g)              No Acquired Company has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(h)             No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, within the last two (2) years, in a transaction that was intended to be governed by Section 355 or Section 361 of the Code.

(i)               No Acquired Company is liable for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), (ii) as a result of any Tax Sharing Agreement (other than any customary commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes) or (iii) as a transferee or successor, by Contract or otherwise by Law.

(j)               No Acquired Company has been a member of an affiliated, consolidated, combined, unitary or similar group for federal income Tax purposes (other than a group the common parent of which was and is the Company).

(k)              No Acquired Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Schedule 4.9(k) of the Company Disclosure Schedule sets forth the entity classification of each Acquired Company for U.S. federal income Tax purposes. No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax Law with respect to the entity classification of any Acquired Company.

(l)               Schedule 4.9(l) of the Company Disclosure Schedule contains a description of any Tax Grants. Each Acquired Company has complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission, and the Transactions contemplated by this Agreement will not adversely affect the eligibility of any of the Acquired Companies for any existing Tax Grant.

(m)             No Acquired Company has deferred any Taxes under Section 2302 of the CARES Act, claimed any Tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act relating to Taxes.

4.10           Real Property.

(a)             Schedule 4.10(a)(i) of the Company Disclosure Schedules sets forth a complete list of all leases or subleases of real property, in effect on the date hereof, with respect to which any Acquired Company is the tenant or lessee (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”), including the address of such property and the identity of the landlord. Subject to the Equitable Exceptions, the applicable Acquired Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Company, the Company has not received written notice of any pending or threatened condemnation in writing, expropriation, eminent domain or similar action affecting any Leased Real Property, except as set forth on Schedule 4.10(a)(ii) of the Company Disclosure Schedules.

(b)             Schedule 4.10(b)(i) of the Company Disclosure Schedules sets forth a complete list of all real property owned by the Acquired Companies (“Owned Real Property”),

including the relevant Acquired Company that is the owner of such property and the address of such property. An Acquired Company owns good, marketable, and valid title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens. The Company has not received written notice of any pending or threatened condemnation in writing, expropriation, eminent domain or similar action affecting any Owned Real Property, except as set forth on Schedule 4.10(b)(ii) of the Company Disclosure Schedules. The Company has made available to Buyer prior to the date hereof true, complete and correct copies of all owner’s title insurance policies and surveys in the Company’s possession pertaining to the Owned Real Property or any portion thereof.

(c)              Except as listed in Schedule 4.10(c) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no outstanding options or other rights to purchase or otherwise acquire or transfer, sell or otherwise dispose of any Real Property or any portion thereof or interest therein that in any such case is material to the relevant item of Real Property.

(d)              Except as would not, individually or in the aggregate, have a Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are in good condition and repair (normal maintenance, wear and tear excepted) and sufficient for the operation of the business as currently conducted.

(e)              Except as would not, individually or in the aggregate, have a Material Adverse Effect, no casualty event affecting all or any portion of the Real Property has occurred at or with respect to one or more of the Real Properties in the past twenty-four (24) months that has not been repaired or, if not repaired, would not adversely affect the continued use or operation of any such property as currently used or operated.

4.11           Personal Property. Except as disposed of in the Ordinary Course of Business, an Acquired Company has good and valid title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Interim Financial Statements as being owned or leased by the Acquired Companies or acquired after July 31, 2020, free and clear of all Liens other than Permitted Liens.

4.12           Intellectual Property; Data Privacy.

(a)              Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each item of material Company Intellectual Property that is registered to, applied for by or issued to the Acquired Companies (“Scheduled Intellectual Property”), including, for each item listed, the owner, relevant jurisdiction, registration or application number and registration or application date, as applicable, of such item. None of the Scheduled Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and each item of Scheduled Intellectual Property listed on Schedule 4.12(a) of the Company Disclosure Schedules is subsisting and, to the Knowledge of the Company, valid and enforceable. The Acquired Companies have paid all registration, maintenance and renewal fees and have made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Scheduled Intellectual Property.

(b)              The Acquired Companies solely and exclusively own, free and clear of all Liens (other than any Permitted Liens), all Company Intellectual Property. There exist no material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property.

(c)              The Acquired Companies collectively own, or have valid and enforceable rights to use, any and all material Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Acquired Companies as currently conducted. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Company Intellectual Property or Licensed Intellectual Property or (ii) encumber any of the Intellectual Property licensed or owned by Buyer or any of its Affiliates.

(d)              (i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Acquired Company, nor the conduct of the business of the Acquired Companies, has, within the past two (2) years, infringed, misappropriated or otherwise violated, or is now infringing, misappropriating or otherwise violating, the Intellectual Property rights of any third party; (ii) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against an Acquired Company (A) based upon, or challenging or seeking to deny or restrict, the rights of any Acquired Company in any of the Company Intellectual Property or, to the Knowledge of the Company, in any of the Licensed Intellectual Property or (B) with respect to the alleged infringement, misappropriation or other violation by an Acquired Company of any Intellectual Property rights of any third party; and (iii) there is no currently pending claim by an Acquired Company against a third party with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property. No Acquired Company has, within the past two (2) years, sent a letter or other written communication to a third party alleging infringement, misappropriation or other violation of any Company Intellectual Property by such third party, and, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company Intellectual Property or any Acquired Company’s rights in the Licensed Intellectual Property.

(e)              Each Acquired Company has taken reasonable steps, which are reasonable in the industry in which the Acquired Companies operate, to maintain, establish, enforce and protect its rights in the Company Intellectual Property, including material trade secrets of the business conducted by such Acquired Company as of the date hereof, excluding any Intellectual Property or any information that such Acquired Company, in the exercise of its reasonable business judgment, determined was of insufficient value to maintain or protect. None of the material trade secrets included in the Company Intellectual Property have been disclosed other than under written confidentiality agreements.

(f)               The Acquired Companies own or have a valid and enforceable right to access and use all Company IT Systems, and such Company IT Systems are reasonably adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Acquired Companies as currently conducted. The Acquired Companies have taken commercially reasonable actions, which are consistent in all material respects with current standards in the industry in which the Acquired Companies operate, to protect the confidentiality, integrity and security of the Company IT Systems against any unauthorized use, access, interruption, modification or corruption. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Acquired Company has suffered any breach or failure, unauthorized use, access, interruption, modification or corruption of the Company IT Systems.

(g)              To the Knowledge of the Company, the Company IT Systems are free from any defect, bug, virus, design or documentation error or corruptant that would have a material adverse effect on the operation of the business of the Acquired Companies. The Acquired Companies take commercially reasonable steps to prevent the introduction of, and mitigate the impact of, the foregoing.

(h)              The Acquired Companies have for the two (2) years preceding the Closing Date materially complied, and are currently in material compliance, with all applicable Laws, and all of the Company’s policies and contractual obligations, in each case, with respect to the privacy of the users of the products, services and websites of their business or the collection, use, storage, processing, sharing or transfer of Personal Information. The Company has reasonable safeguards in place designed to protect Personal Information in its possession or under its control against loss, theft, or unauthorized disclosure. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there have been no breaches involving Personal Information in the possession or control of the Company in the two (2) years preceding the Closing Date. In the two (2) years preceding the Closing Date, the Acquired Companies have not received any written notice of any claims of, or been charged with, or, to the Knowledge of the Company, had any claims threatened against them of, the violation of any Laws, policies of the Company, or Contracts of the Company, in each case, concerning the collection, use, storage, processing, sharing, and transfer of Personal Information.

4.13            Material Contracts.

(a)              Schedule 4.13(a) of the Company Disclosure Schedules sets forth all of the following Contracts to which an Acquired Company is a party or by which it is bound, in each case, as of the date of this Agreement (collectively, the Contracts listed or required to be listed on Schedule 4.13(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i)               Contracts with any Related Party;

(ii)              Contracts relating to any acquisition or dispositions made by an Acquired Company of any operating business, material assets or the share capital or other equity securities of any Person (including any Acquired Company and whether by merger, sale of stock, sale of assets or otherwise), in each case, (A) for consideration in excess of $500,000 or (B) that contain representations, warranties, covenants, indemnities or other obligations of such Acquired Company that are still in effect;

(iii)             Contracts in which an Acquired Company is a party in a joint venture, strategic alliance, profit-sharing, general or limited partnership or similar arrangement;

(iv)             Contracts containing any covenant restricting or limiting in any material respect the ability of an Acquired Company to compete in any business with any Person or in any geographic area or solicit or otherwise engage any Person as a supplier or customer;

(v)              Contracts relating to or evidencing the incurrence, assumption or guarantee of Debt (other than advances to employees for expenses or transactions with customers on credit, in each case, in the Ordinary Course of Business);

(vi)             Contracts imposing a Lien on any material assets or properties of any Acquired Company, other than Liens which will be released at or prior to Closing and Permitted Liens;

(vii)          any Contract or series of related Contracts involving, requiring or that contemplates the Acquired Companies to make capital expenditures in excess of $500,000 in the aggregate;

(viii)          any stockholders’ agreement, investors’ rights agreement, registration rights agreement or similar Contract;

(ix)             Contracts granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Equity Securities or any material asset of any Acquired Company;

(x)               Any contract (A) with any sole source suppliers of material products or services or (B) that includes any “most favored nations” terms and conditions, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, arrangements or requirements to purchase substantially all of the output or production of a particular supplier that, in any such case, is material to the Acquired Companies taken as a whole;

(xi)             Contracts with a Governmental Body other than Contracts that are not material and are entered into in the Ordinary Course of Business;

(xii)           Contracts entered into in connection with the settlement of any Legal Proceeding that contains any material ongoing continuing obligations (other than confidentiality obligations with respect to the terms of the settlement);

(xiii)          Contracts under which an Acquired Company has granted or received any license or sublicense, or covenant not to sue, with respect to any Intellectual Property, other than (i) “off the shelf” licenses pursuant to which Intellectual Property is made available through regular commercial distribution channels on standard terms and conditions and (ii) agreements entered into in the Ordinary Course of Business pursuant to which Intellectual Property is non-exclusively licensed to customers or service providers;

(xiv)         Contracts (other than a Company Benefit Plan) which involve the expenditure by an Acquired Company, or would result in payments to an Acquired Company, of more than $500,000 in the aggregate in any twelve (12) month period or $2,000,000 in the aggregate over the term of such Contract that are not terminable by such Acquired Company without penalty on notice of one hundred eighty (180) days or less;

(xv)           Real Property Leases;

(xvi)          any employment, severance, termination or consulting Contract with a Key Employee or any change in control, retention or transaction bonus Contract that provides for any such bonus in an amount of $100,000 or more; and

(xvii)          any Collective Bargaining Agreement.

(b)              The Company has made available to Buyer prior to the date of this Agreement a true and correct copy of each Material Contract (including all amendments thereto). Each Material Contract is (x) a legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Company, of each counterparty thereto and (y) is in full force and effect and enforceable in accordance with its terms and conditions, subject to the Equitable Exceptions, except for such failures to be legal, valid and binding or in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. None of the Acquired Companies, nor to the Knowledge of the Company, any other party thereto, is in breach of, or in default under, any such Material Contract, and no event has occurred (other than any breach or default that has been cured prior to the date hereof) that with notice or lapse of time or both would constitute such a breach or default thereunder by an Acquired Company, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) as of the date hereof, no Acquired Company has received any written claim or written notice or, to the Knowledge of the Company, any other claim or notice regarding (A) any purported breach or default of any Material Contract or any dispute thereunder or (B) the non-renewal or termination of any Material Contract, (ii) no Acquired Company has waived any of its material rights or material benefits under any Material Contract and (iii) as of the date hereof, no written notice or, to the Knowledge of the Company, any other notice to terminate in whole or in part has been served with respect to any Material Contract. For purposes of this Section 4.13(b), the term “Material Contract” shall be construed as if it were not defined by reference to the date of this Agreement.

4.14           Employee Benefits Plans.

(a)              Schedule 4.14(a) of the Company Disclosure Schedules lists, as of the date hereof, each material Company Benefit Plan. For each material Company Benefit Plan, the Company has made available to Buyer prior to the date hereof correct and complete copies of, as applicable: (i) such Company Benefit Plan (or a description, if such plan is not written) and all amendments thereto; (ii) the annual reports on Form 5500 and accompanying schedules and attachments thereto for the most recently completed plan year filed with the IRS; (iii) the most recent summary plan description and all summaries of material modifications; (iv) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (v) the most recent favorable determination or opinion letter from the IRS; (vi) all non-routine documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body or the plan sponsor of any Multiemployer Plan during the past two (2) years; and (vii) all current employee handbooks, manuals and policies.

(b)               (i) All Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received or applied for a favorable determination letter; and (ii) no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan. Each trust created under any such Company Pension Plan is exempt from Tax under Section 501(a) of the Code.

(c)               (i) All Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Laws and (ii) there are no actions, suits, investigations, audits, claims, lawsuits or arbitrations (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, against or threatened to involve any of the Company Benefit Plans.

(d)               None of the Acquired Companies nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), and is not obligated to contribute to, and does not reasonably expect to have direct or indirect liability with respect to, a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any Multiemployer Plan.

(e)               With respect to any Company Benefit Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any Acquired Company to incur any material liability under ERISA or the Code.

(f)                None of the Acquired Companies has any current or projected liability for, and none of the Company Benefit Plans provide for or promises, post-employment or post-retiree health, welfare, life insurance, disability, hospitalization or similar benefits (whether insured or self-insured) for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any similar state Law, (ii) for continuation of benefits through the remainder of the month in which a termination of employment occurs or (iii) with respect to the right to convert a group insurance policy of any of the Acquired Companies to an individual insurance policy coverage through the end of the month following a termination of service.

(g)               Except as set forth on Schedule 4.14(g) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in combination with any other event(s), (i) result in any payment or benefit becoming due to any current or former Service Provider, (ii) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former Service Provider under any Company Benefit Plan or (iv) limit or restrict the right of any Acquired Company or, after the Closing, Buyer, to merge, amend or terminate any Company Benefit Plan.

(h)               No Company Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(i)               No Acquired Company has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

4.15            Labor.

(a)              None of the Acquired Companies is, or in the past two (2) years has been, a party to any Collective Bargaining Agreement, or is currently negotiating in connection with entering into a Collective Bargaining Agreement. To the Knowledge of the Company, there is not currently any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider.

(b)             During the prior two (2) years and as of the date of this Agreement, there has not been, nor is there pending or, to the Knowledge of the Company, threatened, any material labor dispute between an Acquired Company and any labor organization, or any strike, work stoppage, work slowdown or lockout involving any employee of, or affecting the any Acquired Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, during the prior two (2) years) threatened by or on behalf of any Company Employee or group of Company Employees. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting any Acquired Company.

(c)              Each Acquired Company is, and has been during the prior two (2) years, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(d)              Each of the Acquired Companies are in compliance with WARN and has no material liabilities or other obligations thereunder. No Acquired Company has taken any action during the prior two (2) years that would reasonably be expected to cause Buyer or any of its Affiliates to have any liability or other obligation following the Closing Date under WARN.

(e)               From December 31, 2019 through the date of this Agreement, no Acquired Company has, in response to COVID-19 or any law, directive, pronouncement or guideline issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that arise out of COVID-19, (i) changed or reduced the compensation or benefits payable to any Service Provider, (ii) furloughed or terminated the employment or service of any Service Provider or (iii) modified or reduced the schedules or leaves of absence of any Company Employee.

(f)              No Key Employee has provided notice to the Company prior to the date of this Agreement that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

4.16           Litigation. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officers, directors or employees of thereof in their respective capacities as such or that challenges or seeks to prevent, enjoin, alter or materially delay the consummation of any of the Transactions. None of the Acquired Companies is subject to any Order outstanding or, to the Knowledge of the Company, threatened against any of the Acquired Companies or any officers, directors or employees of the foregoing in their respective capacities as such, that individually or in the aggregate, is or would reasonably be expected to be, material to the Acquired Companies, taken as a whole.

4.17           Compliance with Laws; Permits.

(a)              Each Acquired Company is, and has been during the past two (2) years, in compliance in all respects with all Laws applicable to its respective business or operations, except for any instances of non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, during the past two (2) years, (i) none of the Acquired Companies has received any written notice of (or to the Knowledge of the Company, any other notice) asserting a failure, or possible failure, to comply with any Laws and (ii) to the Knowledge of the Company, the Acquired Companies are not under any investigation with respect to, and have not been threatened to be charged with, any violation of any Law.

(b)              Each Acquired Company has, and has had for the past two (2) years, all Permits which are required for the operation of its respective business as presently conducted. None of the Acquired Companies is in default or violation of (and no condition exists that with notice or lapse of time or both would constitute a default or violation of) any term, condition or provision of any Permit to which it is a party, except for such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect. None of the material permits of the Acquired Companies will be terminated or impaired or become terminable or subject to consent, approval or reissuance by the applicable Governmental Body, in whole or in part, as a result of the Transactions, except as would not have, individually or in the aggregate, a Material Adverse Effect.

4.18           Anti-Corruption and Anti-Bribery Laws. During the three (3) years preceding the date of this Agreement, none of the Acquired Companies nor any director, officer, or employee acting for or on behalf of such Acquired Company, has, directly or indirectly, in connection with the business of such Acquired Company, taken any action that would cause such Acquired Company to be in material violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended or any other similar anti-bribery law applicable to the Acquired Company.

4.19           Environmental Matters.

(a)              Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Acquired Company is and has been during the past two (2) years in compliance with all applicable Environmental Laws, which compliance includes obtaining, renewing, maintaining and complying with any Permits required under such Environmental Laws (“Environmental Permits”); (ii) none of the Acquired Companies is subject to any pending, or to the Knowledge of the Company, threatened Legal Proceedings, and no Acquired Company has received any written notice, demand, request for information, citation, summons or complaint, in each case alleging non-compliance with or liability under any Environmental Law or any Environmental Permit; (iii) none of the Acquired Companies is subject to any Order relating to any Environmental Law or Environmental Permit; (iv) no Hazardous Substance has been Released by the Acquired Companies or any other Person at, on, under, to, in or from (A) any property or facility now or previously owned, leased or operated by, or (B) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case any Acquired Company (or any of their respective predecessors); and (v) to the Knowledge of the Company, there is no obligation or liability of or relating to any Acquired Company, whether accrued, contingent, absolute, fixed, unfixed, determined, determinable or otherwise, in each case relating to any Environmental Law or Environmental Permit.

(b)              To the Knowledge of the Company, except as has been made available to the Buyer, there is no material, non-privileged environmental investigation, study, test, review, analysis or other report in the possession or control of the Acquired Companies that relates to the Acquired Companies (or any of their respective predecessors) or any property or facility now or previously owned, leased or operated by the Acquired Companies (or any of their respective predecessors).

(c)              The consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act the failure of which to undertake would reasonably be expected to materially and adversely impact Acquired Company operations.

4.20           Insurance. Schedule 4.20 of the Company Disclosure Schedules lists, as of the date of this Agreement, each material insurance policy maintained by or on behalf of an Acquired Company. All of such insurance policies are in full force and effect With respect to each such insurance policy, (a) none of the Acquired Companies is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy and (b) since 12 months prior to the date of this Agreement, none of the Acquired Companies received a notice or threat of a material premium increase, material alteration of coverage, cancellation or termination other than in connection with ordinary renewals. There is no material claim pending under any such insurance policy as to which coverage has been denied or disputed by the insurer. No Acquired Company has any self-insurance programs.

4.21           Related Party Agreements. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules and except for (a) the Shareholders Agreement and the Shareholder Support Agreement, (b) advances to employees in the Ordinary Course of Business,

(c) employment arrangements entered into in the Ordinary Course of Business and (d) participation by employees, officers and directors in any Company Benefit Plans, no Related Party (i) is a party to any material agreement, arrangement, Contract or other commitment to which an Acquired Company is a party or by which any of their respective assets or properties is bound, (ii) directly owns, or, to the knowledge of the Company, otherwise has any right, title or interest in, to or under, any material property or material right, tangible or intangible, that is used or held for use by any of the Acquired Companies, (iii) licenses Intellectual Property either to or from any of the Acquired Companies or (iv) is indebted to any Acquired Company (any of the foregoing, a “Related Party Transaction” and, any Contract listed or required to be listed in Schedule 4.21 of the Company Disclosure Schedules, the Shareholders Agreement and the Shareholders Support Agreement, a “Related Party Contract”). As of the Effective Time, and except as set forth on Schedule 4.21 of the Company Disclosure Schedules, all Related Party Transactions will be terminated without any continuing liability to any of the Acquired Companies as of the Effective Time.

4.22          Business Relationships. Schedule 4.22 of the Company Disclosure Schedules sets forth a list of the top ten suppliers of the Acquired Companies (measured by aggregate spend) (each, a “Material Supplier”), in each case, for the twelve month period ended October 30, 2020. As of the date of this Agreement, the Acquired Companies are not engaged in any material dispute with any Material Supplier, including in connection with or arising out of (directly or indirectly) COVID-19.

4.23          Brokers’ Fee. Except as set forth on Schedule 4.23 of the Company Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Acquired Company in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from any Acquired Company in respect thereof. Any broker’s, finder’s or similar fee or other commission or payment payable to any party set forth on Schedule 4.23 of the Company Disclosure Schedules shall constitute a Company Transaction Expense.

4.24           Food Safety Matters. The Acquired Companies are and, for the past two (2) years have been, in compliance in all material respects with all Laws applicable to the Acquired Companies relating to the storage, transportation, sale, labeling, and advertising by the Acquired Companies of the food products sold in the convenience stores operated by the Acquired Companies.

4.25           Inventory.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies taken as a whole, (i) all Inventory is usable and saleable in the Ordinary Course of Business, except for obsolete items, expired items and items of below-standard quality which, in each case, are adequately reserved against in the balance sheet included in the Interim Financial Statements, (ii) Inventory levels are maintained in such amounts as are required in the Ordinary Course of the Business, and such Inventory levels are adequate therefor, (iii) other than in the Ordinary Course of Business or in connection with the Pandemic Response, there has been no material change in the Acquired Companies’ Inventory valuation standards or methods with respect to the Inventory in the two (2) years preceding the date hereof and (iv) no Acquired Company holds any items of Inventory on consignment from other Persons.

(b)              The Acquired Companies do not own or lease (in whole or in part) or operate any terminals or pipelines.

(c)              All motor fuel Inventory is of sufficient quality and fitness that it will be suitable for use by automotive consumers, except for which recourse is available from the distributor of such motor fuel Inventory or as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. All motor fuel Inventory meets all applicable federal, state and local requirements, including the rules and regulations promulgated pursuant to Section 211 of the Clean Air Act, 40 CFR 79-Registration of Fuels and Fuel Additives and 40 CFR 80-Regulation of Fuels and Fuel Additives, in each case as would not individually or in the aggregate have a Material Adverse Effect.

4.26          No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV, the other Transaction Documents or any certificate delivered pursuant hereto, neither the Company nor any other Person makes any other representation or warranty, expressed or implied, at law or in equity, with respect to any Acquired Company, the Transactions, or any of the Acquired Companies’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and the Company disclaims liability and responsibility for any other representations or warranties, whether made by any Acquired Company or any of their respective Affiliates or Representatives (collectively, “Related Persons”), and no Related Person has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement. Except for the representations and warranties contained in this Article IV, the other Transaction Documents or any certificate delivered pursuant hereto, neither the Company nor any Related Person makes any representation or warranty to Buyer, Merger Sub or their respective Affiliates or Representatives regarding: (i) merchantability or fitness of any assets for any particular purpose; (ii) the nature or extent of any liabilities, (iii) the prospects of the business; (iv) the probable success or profitability of any Acquired Company; or (v) the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, opinions, advice, material, statement, data, or other information (financial or otherwise) provided to, otherwise made available to, Buyer, Merger Sub, or their respective Affiliates or Representatives in connection with the Transactions including in any “data rooms,” “virtual data rooms,” or management presentations, or in respect of any other matter or thing whatsoever.

Article V

Representations and Warranties of Buyer and Merger Sub

Each of Buyer and Merger Sub hereby represents and warrants to the Company as of the date hereof and as of the Closing Date that:

5.1              Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.

5.2              Merger Sub’s Operations. Buyer owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with such Transactions.

5.3              Authorization of Agreement. Each of Buyer and Merger Sub has all requisite power, as the case may be, and authority necessary to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Buyer or Merger Sub in connection with the consummation of the Transactions (the “Buyer Documents”), to perform their respective obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Buyer Documents by each of Buyer and Merger Sub, the performance of their respective obligations hereunder and thereunder, and the consummation by Buyer and Merger Sub of the Merger and other Transactions have been duly authorized by all necessary action on behalf of Buyer and Merger Sub, and no other corporate or stockholder action on the part of Buyer or Merger Sub (other than (i) the adoption of this Agreement by the sole stockholder of Merger Sub, which will be obtained promptly after the execution and delivery of this Agreement, and (ii) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services pursuant to the NJBCA) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the Merger and other Transactions. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by Buyer and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Equitable Exceptions.

5.4              Conflicts; Consents of Third Parties.

(a)              None of the execution and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents, the consummation by Buyer or Merger Sub of the Transactions, or compliance by Buyer or Merger Sub with any of the provisions hereof or thereof will (i) violate or conflict with any provision of the certificate of incorporation and bylaws of Buyer or Merger Sub; (ii)  conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, any Contract or Permit to which Buyer or Merger Sub is a party; (iii) violate any Law or Order applicable to Buyer or Merger Sub or by which any of the properties or assets of Buyer or Merger Sub are bound; other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to prohibit, restrain or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

(b)              No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer or Merger Sub in connection with the execution, performance and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents, the compliance by Buyer or Merger Sub with any of the provisions hereof or thereof, or the consummation by Buyer or Merger Sub of the Transactions, except for: (i) filings required under and in compliance with the applicable requirements of the HSR Act; (ii) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services pursuant to the NJBCA; and (iii) any other consent, waiver, approval, Order, Permit or authorization that the failure of which to obtain would not reasonably be excepted to prohibit, retrain or materially delay the ability of Buyer and Merger Sub to consummate the Transactions.

5.5              Litigation. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or Merger Sub that would reasonably be expected to prohibit, restrain or materially delay the ability of Buyer or Merger Sub to enter into this Agreement or consummate the Transactions. Neither Buyer nor Merger Sub is subject to any Order except to the extent the Order would not reasonably be expected to prohibit, restrain or materially delay the ability of Buyer or Merger Sub to enter into this Agreement or consummate the Transactions.

5.6              Brokers’ Fee. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or Merger Sub in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from Buyer or Merger Sub in respect thereof, except in any such case for any such Person whose fees and expenses will be solely the responsibility of Buyer.

5.7              Financial Capability.

(a)              Buyer (i) has, or will have at the Closing, sufficient funds available to consummate the Transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and to pay the amounts required to be paid pursuant to this Agreement and any expenses incurred by Buyer and Merger Sub in connection with the Transactions and (ii) has, and will have at the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under any other Buyer Document.

(b)             The aggregate proceeds of the Financing (after netting out fees, expenses, original issue discount and similar premiums or charges and after giving effect to the maximum amount of original issue discount provided under the Debt Commitment Documentation (as defined below)) together with cash on hand shall provide sufficient immediately available cash to enable Buyer to pay the Merger Consideration and all fees, costs, expenses and other amounts payable by Buyer on the terms or in connection with the transactions contemplated by this Agreement.

(c)             The obligations of Buyer and Merger Sub under this Agreement are not subject to any conditions regarding Buyer’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions contemplated hereby. Buyer expressly acknowledges and agrees that (i) obtaining the Financing or any other Financing is not a condition to the Closing and (ii) the provisions of Section 6.21 shall not create any independent conditions to the Closing. In the event the Financing has not been obtained, Buyer and Merger Sub will continue to be obligated to consummate the transaction contemplated hereby on the terms contemplated by this Agreement, subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, regardless of whether the Buyer and Merger Sub have complied with all of their other respective obligations under this Agreement.

5.8              Sufficient Funds; Adequate Assurances.

(a)               Buyer has delivered to the Company a true and complete copy of the duly executed Commitment Letter and the executed fee letter associated therewith (the “Fee Letter”, together with the Commitment Letter, the “Debt Commitment Documentation”) (provided, that provisions in the Fee Letter related to fees or “securities demand” terms may be redacted (none of which redacted provisions could reasonably be expected to adversely affect the conditionality, availability, the aggregate amount of the debt financing contemplated thereby or delay the availability of such financing)) from the Financing Sources pursuant to which the Financing Sources have committed, subject to the terms and conditions thereof, to provide the Financing.

(b)              As of the date hereof, (i) the Debt Commitment Documentation is in full force and effect and the commitments evidenced in the Debt Commitment Documentation have not been withdrawn, rescinded or terminated in any respect, and no such withdrawal, rescission or termination is contemplated or pending, and (ii) the Debt Commitment Documentation has not been amended, restated, amended and restated, supplemented or otherwise modified in any respect and no such amendment, restatement, amendment and restatement, supplementation or modification is contemplated. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Buyer or any of its Affiliates or, to the Knowledge of Buyer, any other Person, under any term or condition of the Debt Commitment Documentation. To the extent this Agreement must be in form acceptable to any Financing Source, such Financing Source has approved this Agreement.

(c)               The Commitment Letter is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Legal Proceeding).

(d)               The Debt Commitment Documentation constitutes the entire and complete agreement between the parties thereto with respect to the Financing. As of the date hereof, except as expressly set forth in the Debt Commitment Documentation, there are no (i) conditions precedent to the respective obligations of the Financing Sources to provide the Financing or (ii) contractual contingencies or other provisions under any Contract, agreement, arrangement or understanding (including any “side” letters or similar arrangements) relating to the transactions contemplated by this Agreement to which Buyer is a party that would permit the Financing Sources to reduce the total amount of the Financing, impose any additional conditions precedent to the availability of the full amount of the Financing, modify the conditions precedent to the availability of the full amount of the Financing or delay the availability of the Financing.

(e)               As of the date hereof, assuming satisfaction or waiver of the conditions set forth in Article VII closing conditions section, Buyer has no reason to believe that it or any of the other parties to the Debt Commitment Documentation will be unable to satisfy on a timely basis any term or condition of the Debt Commitment Documentation required to be satisfied by it or that the funding contemplated in the Financing shall not be made available to Buyer on a timely basis in order to consummate the transactions contemplated by this Agreement.

5.9              Non-Reliance. Except for the specific representations and warranties expressly made by the Company in Article IV of this Agreement, the other Transaction Documents or any certificate delivered pursuant hereto, and subject to the specifically bargained-for exclusive remedies as set forth in this Agreement or the other Transaction Documents, Buyer and Merger Sub each represents and warrants to the Company that it is not relying upon, and will not rely upon, (a) any representation or warranty, expressed or implied, at law or in equity, made by any Person in respect of any Acquired Company or any of the Acquired Companies’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of their respective businesses, the effectiveness or the success or profitability of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, opinions, advice, material, statement, data or other information (financial or otherwise) regarding any Acquired Company provided to, or otherwise made available to, Buyer, Merger Sub or their Representatives or made available to Buyer, Merger Sub and their Representatives in connection with the Transactions, including in any “data rooms,” “virtual data rooms,” management presentations, or in respect of any other matter or thing whatsoever, and (b) any Person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article IV of this Agreement, the other Transaction Documents or any certificate delivered pursuant hereto.

5.10          No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V, the other Transaction Documents or any certificate delivered pursuant hereto, none of Buyer, Merger Sub or any other Person makes any other representation or warranty, expressed or implied, at law or in equity, with respect to Buyer, Merger Sub, the Transactions, or any of Buyer’s or Merger Sub’s respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and each of Buyer and Merger Sub disclaims liability and responsibility for any other representations or warranties, whether made by Buyer, Merger Sub or any of their respective Affiliates or Representatives (collectively, “Buyer Related Persons”), and no Buyer Related Person has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement.

Article VI

Covenants

6.1              Access to Information.

(a)              Prior to the Closing or earlier termination of this Agreement, the Company shall, and shall cause the Company Subsidiaries to, provide Buyer and its Representatives, upon reasonable advance notice and under reasonable circumstances, (x) with reasonable access during normal business hours to the officers, books and records of the Acquired Companies and (y) such information concerning the Acquired Companies’ businesses, properties and personnel as Buyer and its Representatives may reasonably request and which is in the possession of the Company or otherwise available to the Company without imposing a material burden on the Company; provided, however, that (i) any such access and activities shall be conducted in a manner not to unreasonably interfere with the business or operations of the Acquired Companies and shall be subject to the Confidentiality Agreement and (ii) without the prior written consent of the Company, which may be withheld for any reason in the sole and absolute discretion of the Company, Buyer and its Representatives shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies. Notwithstanding anything herein to the contrary, none of the Acquired Companies shall be required to provide such access or disclose any information to Buyer and its Representatives if the Company, upon the advice of outside counsel, believes that doing so would reasonably be expected to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any Law which any Acquired Company is subject to; provided, however, that (1) prior to withholding any access or information pursuant to the foregoing, the Company shall notify Buyer in writing of the nature of the access or information being withheld and (2) the Company shall use commercially reasonable efforts take any actions as may reasonably be requested by Buyer to implement alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (A) or (B) of the foregoing (including entering into confidentiality agreements or joint defense agreements and redacting parts of documents or preparing “clean” summaries of information in order to allow Buyer such access or information to the fullest extent reasonably practicable under the circumstances). Notwithstanding the obligations set forth in this Section 6.1(a), the Company may withhold from Buyer and its Representatives such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information as determined by Company’s outside counsel, would reasonably be considered anti-competitive (but in such case the Company will consider in good faith providing such information pursuant to a customary “clean team” arrangement). All requests for such access shall be directed to such Person as the Company may designate in writing from time to time (collectively, the “Designated Contacts”). Other than the Designated Contacts, prior to the Closing, without the prior written consent of the Company (which may be withheld for any reason in the sole and absolute discretion of the Company), neither Buyer, its Affiliates or their respective Representatives shall contact any non-executive employee, contractors, supplier, customer, landlord or other material business relationship of any Acquired Company, in each case, in their capacities as such regarding the Transactions.

(b)              For a period of seven (7) years after the Closing, Buyer shall cause the Surviving Corporation and the Company Subsidiaries to (i) provide the Shareholder

Representative and its Representatives, upon reasonable advance notice and under reasonable circumstances, and subject to a customary and mutually agreed confidentiality agreement, reasonable access to the appropriate officers, books and records (including all electronic data, financial data, operating data and other information related thereto) of the Surviving Corporation and the Company Subsidiaries during Surviving Corporation’s normal business hours to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax Returns of the Shareholders or their Affiliates in respect of periods ending on or prior to the Closing or in connection with any Legal Proceedings and (ii) permit the Shareholder Representative and its Representatives to make copies of any such books and records to the extent so necessary; provided, however, that any such access and activities shall be conducted in a manner not to unreasonably interfere with the business or operations of Buyer, the Surviving Corporation or any of their respective Subsidiaries. Notwithstanding anything herein to the contrary, Buyer, the Surviving Corporation and the Company Subsidiaries shall not be required to provide such access or disclose any information to Shareholder Representative if Buyer, upon the advice of outside counsel, believes that doing so would reasonably be expected to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any Law which any the Surviving Corporation or any Company Subsidiary is subject; provided, however, that (1) prior to withholding any access or information pursuant to the foregoing, Buyer shall notify Shareholder Representative in writing of the nature of the access or information being withheld and (2) Buyer shall use commercially reasonable efforts to take any actions as may reasonably be requested by the Shareholder Representative to implement alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (A) or (B) of the foregoing (including entering into confidentiality agreements or joint defense agreements and redacting parts of documents or preparing “clean” summaries of information in order to allow Shareholder Representative such access or information to the fullest extent reasonably practicable under the circumstances). Buyer agrees to cause the Company to hold all the books and records of the Acquired Companies existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing to surrender them to the Shareholder Representative at least ninety (90) days prior to such destruction or disposition. Notwithstanding anything herein to the contrary, no access shall be permitted pursuant to this Section 6.1(b) for a purpose relating to any Legal Proceeding or potential Legal Proceeding between the Shareholder Representative, any of the Equityholders or any of their respective Affiliates, on the one hand, and Buyer, the Company, the Company Subsidiaries or any of their respective Affiliates, on the other hand.

6.2              Conduct of the Business Pending the Closing.

(a)              Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as otherwise expressly required by this Agreement, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Company Subsidiaries to, (x) conduct the respective businesses of the Acquired Companies only in the Ordinary Course of Business and (y) use its commercially reasonable efforts to (A) preserve in all material respects its present business organization, (B) maintain in effect all Permits, (C) maintain satisfactory relationships with its customers, lenders, suppliers, lessors and others having material business relationships with it and

(D) maintain the properties and assets owned, operated, leased or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear.

(b)              Without limiting the generality of the foregoing, prior to the Closing or earlier termination of this Agreement, except (1) as required by applicable Law, (2) as otherwise expressly required by this Agreement, (3) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), or (4) as set forth in Schedule 6.2(b) of the Company Disclosure Schedules, the Company shall not, and shall cause the Company Subsidiaries not to:

(i)              transfer, issue, sell, dispose, grant, redeem or repurchase of any shares of capital stock or other Equity Securities of any Acquired Company or grant options, warrants, calls or other rights to purchase or otherwise acquire, or which otherwise relate to, shares of the capital stock or other Equity Securities of any Acquired Company, except for (A) issuing Common Shares upon the conversion of Preferred Shares or Preferred Shares upon the conversion of Common Shares, in each case in accordance with the terms of the Shareholders Agreement, (B) issuing Series A Common Stock upon the conversion of Series B Common Stock in accordance with the terms of the Shareholders Agreement or (C) redeeming Common Shares or Preferred Shares in accordance with the terms of the Shareholders Agreement;

(ii)              reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iii)            amend or otherwise alter, the Certificate of Incorporation, the Bylaws, the Shareholders Agreement, the Shareholder Support Agreement, or comparable Organizational Documents of any of the Company Subsidiaries (in each case by merger, consolidation or otherwise);

(iv)            other than any Incentive Award or as required by applicable Law or the terms of any existing Contract or Company Benefit Plan in effect on the date hereof, (A) increase the amount of any bonus or salary payable to (i) any Key Employee or (ii) any current or former Service Provider other than a Key Employee except for any such increases in the Ordinary Course of Business; (B) grant any severance, retention or termination pay to, or enter into or amended any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, other than (x) severance granted in the Ordinary Course of Business to employees who are not Key Employees pursuant to the Company Benefit Plans which are severance plans or (y) under the Company Retention Program; or (C) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider;

(v)             (A) hire any Key Employees, (B) hire any employees other than Key Employees other than in the Ordinary Course of Business and on terms consistent with similarly situated employees or (C) terminate the employment of any Key Employees other than for cause and without the payment of severance;

(vi)            adopt or increase the payments to or benefits under any Company Benefits Plan except in accordance with applicable Law or the terms of any such Company Benefits Plan or in the Ordinary Course of Business;

(vii)           (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Equity Securities, properties or assets or sell or otherwise dispose of any Equity Securities, asset or property of any Acquired Company other than, in each case, (1) inventory and supplies in the Ordinary Course of Business or (2) acquisitions or dispositions with an aggregate value less than $100,000 individually or $400,000 in the aggregate or (B) acquire any real property except as set forth on Schedule 6.2(b)(vii);

(viii)          sell, license, sublicense, terminate, abandon or permit to lapse, transfer or otherwise dispose of, or otherwise fail to take any action necessary to maintain, enforce or protect any material Company Intellectual Property, other than non-exclusive licenses granted to customers or service providers in the Ordinary Course of Business;

(ix)             subject to any Lien or otherwise encumber or, except for Permitted Liens or Liens to be discharged as of the Closing, permit, allow or suffer to be encumbered, any of the material assets, securities, properties, interests or businesses (whether tangible or intangible) of the Acquired Companies;

(x)              cancel or compromise any material debt or claim owing to the Company;

(xi)             create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Debt, other than (A) in the Ordinary Course of Business prior to the Measurement Time or (B) any such Debt incurred prior to the Measurement Time that shall be paid-off or otherwise satisfied or extinguished as of the Closing;

(xii)            make any loans, advances or capital contributions to, or investments in, any other Person other than contributions to Company Subsidiaries;

(xiii)           permit the Company to enter into or agree to enter into any merger or consolidation with any Person (other than a merger of any wholly-owned Company Subsidiary into the Company);

(xiv)          make any changes in its methods, practices or policies of financial accounting, working capital and/or cash management practices or change its policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectable amounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits (in each case, including the timing thereof), except as required by GAAP;

(xv)           incur any capital expenditures or any obligations or liabilities in respect thereof, except for (1) the expenditures set forth on Schedule 6.2(b)(xv) of the Company Disclosure Schedule and (2) any other capital expenditures not to exceed $250,000 individually or $1,500,000 in the aggregate that are paid in full in Cash prior to the Measurement Time;

(xvi)          (A) enter into (or accept assignment of), amend or modify or terminate any Material Contract (or any Contract that would have been a Material Contract if such Contract were in effect, as so amended or modified, as of the date of this Agreement), except entry into Contracts or amendments, in each case in the Ordinary Course of Business or with respect to Contracts that are, and after any such amendment will be, terminable at will by an Acquired Company on 60 days or less notice and without penalty and without any further action by any Acquired Company or (B) otherwise waive, release or assign any material rights, claims or benefits of the Acquired Companies under any Contract or otherwise;

(xvii)         settle or compromise, or offer or propose to settle or compromise, (A) any Legal Proceeding against any of the Acquired Companies (other than a settlement solely in cash, in an amount not to exceed $100,000 individually or $400,000 in the aggregate and either (x) paid in full prior to the Measurement Time or (y) that would be included in Net Working Capital as of the Measurement Time) or (B) any Legal Proceeding that relates to the Transactions;

(xviii)        (A) change, make or revoke any material Tax elections, (B) change any annual Tax accounting period, (C) change any method, principles, practice or procedures of accounting with respect to Taxes, (D) file any amended Tax Return, (E) enter into any closing agreement relating to any Tax, (F) surrender any right to claim a Tax refund, (G) make a request for a Tax ruling, (H) consent to any extension of waiver of the statute of limitations period applicable to any Tax claim or assessment or (I) commence, settle or compromise any Tax claim, notice, audit or assessment or other federal, state, local or foreign Tax liability or, if it could reasonably be expected to have the effect of increasing any Tax liability, take any other action in respect of Taxes outside of the Ordinary Course of Business; or

(xix)           agree, resolve or commit to do anything prohibited by this Section 6.2(b).

(c)             Notwithstanding anything to the contrary contained herein:

(i)              during the period from the date hereof until the Measurement Time, each Acquired Company shall be permitted to utilize any and all available Cash to (A) pay Company Transaction Expenses; (B) repay outstanding Debt; (C) pay accrued dividends to Preferred Shareholders; and (D) declare, pay, or set aside other dividends or other distributions to the Shareholders so long as such amounts are paid prior to the Measurement Time, in each case, at such times and in such amounts as the applicable Acquired Company shall deem necessary, appropriate, or desirable; provided, that as of the Closing, the Company shall cause each store location to have a normalized level of cash in the safe of, or in the cash register or till of, such store location sufficient to continue operating the Acquired Companies’ store locations in the Ordinary Course of Business; and

(ii)             any deviations from the Ordinary Course of Business of the Company or the Company Subsidiaries or any action, activity or conduct by the Company or the Company Subsidiaries reasonably necessary to protect the health and safety of individuals who are officers, directors or other service providers to the Acquired Companies (or individuals who interact with any of the foregoing in connection with the business of the Acquired Companies) or otherwise reasonably required to protect the business, operations, assets and financial condition of the Acquired Companies, in any such case, in response to the effect of COVID-19, SARS-CoV-2 virus or any mutation or variation thereof or any similar pandemic on the businesses of the Acquired Companies (any such action, activity or conduct, the “Pandemic Response”), including complying with “shelter in place” and non-essential business orders or guidance by any Governmental Body or reasonable measures to protect the health or safety of any Person, that would otherwise be in breach of (A) Section 6.2(a) or (B) Section 6.2(b)(v), Section 6.2(b)(vi), Section 6.2(b)(ix), Section 6.2(b)(x), Section 6.2(b)(xi), Section 6.2(b)(xvi) (provided, that no such action shall create material obligations that continue more than 90 days following the Closing) or Section 6.2(b)(xvii), shall not be deemed a breach of this Section 6.2; provided that, prior to taking any Pandemic Response (x) pursuant to clause (A) (and not clause (B)) and solely if such Pandemic Response would reasonably be expected to be material to the Acquired Companies, taken as a whole, or (y) pursuant to clause (B), then, in each such case, to the extent practicable, the Company shall notify Buyer of such action and consider in good faith any suggestions of Buyer with respect thereto.

6.3              Regulatory Approvals.

(a)              Each of the parties shall, and shall cause its respective Affiliates to, use its reasonable best efforts to take any and all steps to make all required filings and all things necessary, proper or advisable to consummate the Transactions as promptly as practicable, including preparing and filing all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Bodies. In furtherance and not in limitation of the foregoing, each of Buyer and, where applicable, the Company undertakes and agrees to make, or cause to be made, with respect to the Transactions, no later than five (5) Business Days after the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Each of Buyer and Company shall, and shall cause its Affiliates to, use reasonable best efforts to (A) respond as promptly as practicable to any inquiries or requests received from any Governmental Body pursuant to the HSR Act or the other Antitrust Laws and supply any additional information or documentation that may be requested and (B) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable Antitrust Laws to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking early termination of the waiting period under the HSR Act). The Company, Buyer and their respective Affiliates shall not withdraw their HSR Act filing, or other filing required by Antitrust Law, enter into any agreements to extend any HSR Act waiting period or other waiting period under any Antitrust Law, or enter into any agreements to delay or not to consummate the Transactions without the prior written consent of the other parties hereto. All filings fees related to the HSR Act or any other filings under any other Antitrust Laws shall be borne by Buyer.

(b)             Further, and without limiting the generality of the rest of this Section 6.3, each of the parties shall cooperate in all respects with each other to prepare any filing or submission made with any Governmental Body in connection with the Transactions and regarding any investigation or other inquiry by any Governmental Body in connection with the Transaction, which shall include (i) furnishing to the other parties such necessary information and reasonable assistance as the other parties may reasonably request in connection with the foregoing, (ii) to the extent permitted by Law, informing the other parties of any communication with any Governmental Body regarding any of the Transactions, and (iii) to the extent permitted by Law, providing counsel for the other parties with copies of all substantive correspondence, filings or other communications between such party or any of its Representatives, on the one hand, and any Governmental Body, on the other hand, in connection with the Transactions; provided, however, that materials may be reasonably designated as “Outside Counsel Only” and also may be redacted as necessary to comply with contractual arrangements and with applicable Law, and to address reasonable attorney-client or other privilege or confidentiality concerns. Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Body in connection with the Transactions. The parties agree not to participate, or to permit their Affiliates or advisors to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Transactions unless, to the extent not prohibited by such Governmental Body, it consults with the other parties in advance and gives the other parties the opportunity to attend and participate.

(c)             Further, and without limiting the generality of the rest of this Section 6.3, but subject to the proviso to the last sentence of this Section 6.3(c), Buyer shall, and shall cause its Affiliates to promptly take and diligently pursue any or all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Body with respect to this Agreement so as to make effective as promptly as practicable the Transactions and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date (and, for the avoidance of doubt, so as to avoid an in-depth or second phase review by the relevant Governmental Body to the extent reasonably practicable). Subject to the proviso to the last sentence of this Section 6.3(c), in furtherance of this obligation, Buyer shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) contest, defend and appeal any threatened or pending litigation or preliminary or permanent injunction or other Order that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the Transactions; and (ii) agree to take any other action as may be required by a Governmental Body in order to (A) obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Termination Date, (B) avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Legal Proceeding and that prohibits, prevents or restricts consummation of the Transactions, or (C) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. Buyer and Company shall not, and shall cause each of their respective Affiliates not to, take any action which is intended to or which would reasonably be expected to adversely affect the ability of any of the parties hereto from obtaining (or cause delay in obtaining) any necessary approvals of any Governmental Body required for the Transactions, from performing its covenants and agreements under this Agreement, or from consummating the Transactions.

Without limiting the foregoing, in order to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding instituted by any Governmental Body, or any impediment under any Antitrust Law imposed by any Governmental Body, which would otherwise have the effect of preventing the consummation of the Transactions, Buyer shall, and Buyer shall cause its Affiliates to, (i) propose, negotiate, offer to commit to and effect (and if such offer is accepted, committing to and effecting), by order, consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, or other disposition of, or restriction on, any assets, properties, products, product lines, services, businesses or rights of Buyer or its Affiliates or, effective as of the Effective Time, the Surviving Corporation or the Company Subsidiaries or any interest or interests therein, (ii) terminate, amend or modify any Contract or other business relationship of Buyer or its Affiliates or, effective as of the Effective Time, the Surviving Corporation or the Company Subsidiaries and (iii) take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines, services or businesses of Buyer or its Affiliates, or effective as of the Effective Time, the Surviving Corporation or the Company Subsidiaries or any interest or interests therein; provided, that (x) Buyer shall not be required to take any of the foregoing actions unless such actions are conditioned upon the consummation of the Transactions and (y) without the prior written consent of Buyer, none of the Acquired Companies shall take any of the foregoing actions (provided that the Acquired Companies shall be required to take such actions if Buyer so requests so long as such action is conditioned on the consummation of the Transactions).

(d)               Notwithstanding anything to the contrary in this Section 6.3 Buyer shall have the right to direct all matters with any Governmental Body consistent with its obligations hereunder, and Buyer shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any approvals that may be sought by or from, any Governmental Body, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Legal Proceeding challenging, the consummation of the Transactions, in each case subject to good faith consultations with the Company. Without limiting the foregoing sentence, Buyer shall have the right to choose which action(s) it will take in order to comply with its obligations in this Section 6.3 (e.g., if Buyer’s obligations under Section 6.3 require Buyer to take one action or another action, then Buyer shall be entitled to elect which action to take).

(e)               Buyer shall not, and shall cause its Affiliates not to, acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any Person or a portion thereof or otherwise acquire or agree to acquire any assets, if such acquisition or the entering into such agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Body, permit or Order necessary to consummate the Transactions or the expiration or termination of any waiting period under applicable Law; (ii) materially increase the risk of any Governmental Body entering an Order prohibiting the consummation of the Transactions or materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iii) otherwise materially delay or prevent the consummation of the Transactions.

(f)                Prior to the Closing or earlier valid termination of this Agreement in accordance herewith, the Company shall use and shall cause the Company Subsidiaries to use, its and their respective commercially reasonable efforts to (i) obtain consents of all third parties with respect to the Contracts set forth on Schedule 4.3(a)(ii)(4) and Schedule 4.3(b)(2)-(6) and (ii) provide any notices to third parties required to be provided prior to the Effective Time with respect to the consummation of the Transactions; provided, that the parties shall not be required to (and without Buyer’s prior written consent the Company shall not, and shall not permit any Company Subsidiary to) pay or commit to pay any amount to or grant any accommodation to any Person from whom any such consent may be requested or required; provided, further, that failure to obtain such consent, and actions taken by such third parties in connection therewith, shall in no way reduce Buyer’s obligations herein or be deemed to result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2.

6.4              Further Assurances. Subject to, and not in limitation of Section 6.3, until the Closing or earlier termination of this Agreement, each of the parties hereto shall (i) execute such documents and perform such further acts as may be reasonably required to carry out the provision hereof and the actions contemplated hereby and (ii) use its reasonable best efforts to, at the earliest practicable date, satisfy, or cause the satisfaction of, the condition precedents to the consummation of the Transactions.

6.5              Confidentiality. Each of Buyer and Merger Sub acknowledges that the information provided to them in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement between Buyer and the Company dated October 2, 2020 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

6.6              Indemnification, Exculpation and Insurance.

(a)               From and after the Effective Time, Buyer shall cause each Acquired Company (each a “Primary Indemnitor”) to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who at or prior to the Effective Time were directors or officers of any Acquired Company (collectively in their capacities as such, the “Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken by them at the request of any Acquired Company, in each case, at or prior to the Effective Time. Buyer agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Certificate of Incorporation, the Bylaws or any comparable Organizational Document of any Company Subsidiary as now in effect, and each of the indemnification agreements or arrangements of any Acquired Company set forth on Schedule 6.6(a) of the Company Disclosure Schedules, shall survive the Closing and shall continue in full force and effect in accordance with their terms and all debts, liabilities, obligations and duties of the Company thereunder shall become the debts, liabilities, obligations and duties of the Surviving Corporation in accordance with the terms of this Agreement. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees. In addition, and without limiting Buyer’s obligations under the immediately preceding sentence, from and after the Effective Time, Buyer shall cause the Acquired Companies to advance any expenses with respect to matters that are, or are potentially, indemnifiable in accordance with this Section 6.6(a) (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.6), as incurred, to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final judicial determination that such Person was not entitled to be so indemnified.

(b)               Buyer hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Acquired Companies (collectively, the “Secondary Indemnitors”). Buyer hereby agrees that with respect to the indemnification and expense advancement arrangements referenced in Section 6.6(a) (i) the Primary Indemnitors are the indemnitor of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) the Primary Indemnitors shall be required to advance the full amount of expenses incurred by any Indemnitee, and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case, to the extent legally permitted and as required by the terms of this Agreement, the Certificate of Incorporation, the Bylaws and any comparable Organizational Documents of any of the Company Subsidiaries or each other agreement between any Acquired Company and any such Indemnitee, and subject to the terms thereof, without regard to any rights the Indemnitee may have against the Secondary Indemnitors, and (iii) the Primary Indemnitors irrevocably waive, relinquish and release the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Buyer and the Surviving Corporation further agree that no advancement or payment by an Secondary Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Primary Indemnitors shall affect the foregoing and the applicable Secondary Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Primary Indemnitor. Buyer and the Indemnitees agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this Section 6.6(b).

(c)               For a period of six (6) years after the Effective Time, Buyer shall cause the certificate of incorporation, bylaws or comparable Organizational Documents of the Surviving Corporation and each Acquired Company to contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions set forth as of the date of this Agreement in, as applicable, the Certificate of Incorporation, the Bylaws or comparable Organizational Documents of each Acquired Company which provisions, in each case, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(d)               At the expense of Buyer, the Indemnitee shall cooperate in the defense of any investigation of, any litigation, claim or proceeding relating to any acts or omissions covered by this Section 6.6 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished books, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)               Prior to the Closing, the Company shall purchase (at Buyer’s expense) the directors’ and officers’ “tail” or “runoff” insurance program currently available to be purchased under the existing directors’ and officers’ liability insurance plan covering the Acquired

Companies’ directors and officers, to the extent such plan remains available as of the Effective Time on materially the same terms and conditions. To the extent that such plan is no longer available on materially the same terms and conditions at the Effective Time, Buyer shall, or shall cause the Surviving Corporation, to purchase (at Buyer’s expense) a directors’ and officers’ liability “tail” or “run-off” insurance program for a period of six (6) years after the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects comparable to such existing coverage); provided that the aggregate annual premiums in respect of such policy shall not exceed 300% the annual premium of the Company’s current director’s and officer’s liability policy as of the date hereof.

(f)              The provisions of this Section 6.6 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(g)              In the event that Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and of the Surviving Corporation shall assume all of the obligations of Buyer and the Surviving Corporation set forth in this Section 6.6.

6.7              Publicity. The initial press release issued by Buyer and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which have received prior approval from both such parties. Thereafter no party hereto shall, and each party shall not permit any of its respective Affiliates or Representatives to, issue or cause the publication of any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure upon the advice of counsel is required by Law or national securities exchange, in which case the party making such determination will use reasonable best efforts to consult with the other parties hereto prior to making such disclosure and in connection with such consultation the parties shall use reasonable best efforts to agree upon mutually satisfactory text.

6.8              Conduct of Buyer Prior to the Closing. During the period commencing on the date of this Agreement and terminating on the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with Article VIII, Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of the Company, take or agree to take any action that would reasonably be expected to materially interfere with (a) the consummation of the Transactions or materially delay the consummation of the Transactions or (b) Buyer’s or Merger Sub’s ability to satisfy any of its obligations under this Agreement.

6.9              Termination of Related Party Contracts. Immediately prior to the Closing, the Shareholders Agreement and Shareholder Support Agreement shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no Acquired Company shall have any further liability therefor or thereunder. At or prior to the Closing, the Company shall deliver to Buyer written evidence reasonably satisfactory to Buyer of each termination contemplated by the preceding sentence (the “Related Party Termination Evidence”).

6.10            Employee Matters.

(a)             Within ten (10) days following the date hereof, the Company shall provide to Buyer a schedule setting forth with respect to each employee of any of the Acquired Companies as of such date (and to the extent permitted by applicable Law), such employee’s (i) position, (ii) location of service, (iii) whether full- or part-time, (iv) whether active or on leave, (v) whether exempt from the U.S. Fair Labor Standards Act, (vi) annual salary or wage rate (or consulting rate), (vii) most recent annual bonus (if any) and (viii) current target annual bonus opportunity (if any). Three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with a revised version of such schedule, which shall include such employee’s name, updated and true and correct as of such date.

(b)             For a period of twelve (12) months following the Effective Time, Buyer shall provide, or shall cause to be provided, to each employee of any of the Acquired Companies who continues employment with the Buyer or any of the Acquired Companies following the Closing (each a “Continuing Employee”), (i) annual base salary or base wages and short-term cash incentive compensation opportunities (other than long term incentives, change in control, transaction, retention or other special one-time bonuses and, for the avoidance of doubt, any equity or equity-based awards) in each case, that are no less favorable to such annual base salary or base wages and short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time and (ii) health, welfare and retirement benefits that in the aggregate are substantially comparable than such benefits provided to such Continuing Employee immediately prior to the Effective Time. For purposes of eligibility, vesting, vacation entitlement and severance benefit entitlements under the employee benefit plans of Buyer providing benefits to Continuing Employees (the “Buyer Plans”), Buyer shall credit each Continuing Employee with his or her years of service with any Acquired Company and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan, except to the extent that it would result in a duplication of benefits with respect to the same period of services. Without limiting the generality of the foregoing, for at least twelve (12) months following the Effective Time, Buyer or an Affiliate of Buyer shall honor and maintain the Company Severance Plan and the Company Retention Program, in accordance with the terms in effect as of the Effective Time, and thereafter for a period of at least twelve (12) months shall provide any severance eligible Continuing Employee with severance benefits that are consistent with the terms of severance benefits available to similarly situated employees of Buyer.

(c)              Buyer shall use reasonable best efforts to (i) cause to be waived under any applicable Buyer Plan any pre-existing condition limitations, actively-at-work requirements, exclusions and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employee under, a similar Company Benefit Plan, and (ii) cause the Continuing Employees to be given credit under the applicable Buyer Plan for amounts paid prior to the date on which such Continuing Employees commence participation in such Buyer Plan for purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums.

(d)              If requested by Buyer by no later than fifteen (15) days prior to the Closing Date, prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to cause each Company Benefit Plan that is intended to be a tax qualified defined contribution plan under Section 401(k) of the Code (each, a “Company 401(k) Plan”) to terminate as of the day immediately preceding the Closing Date. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such Company 401(k) Plans shall be subject to Buyer’s prior review and reasonable approval.

(e)              Prior to the Closing, the Company shall, at Buyer’s request, grant incentive awards to employees of the Acquired Companies identified by Buyer in its discretion after consulting in good faith with the Company (each an “Incentive Award”). Any Incentive Award will provide for payment on or following the Closing and will be in an amount and have such terms as are determined by Buyer in its discretion after consulting in good faith with the and communicated by Buyer to the Company. The Company shall provide Buyer an opportunity to review any and all documents prepared by the Company in connection with the grant of any Incentive Award and shall incorporate all reasonable comments of Buyer thereon. No Incentive Award will be included as a Company Transaction Expense.

(f)              The provisions contained in this Section 6.10 shall not (i) be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) limit the right of Buyer to terminate any employee at any time and for any reason or (iii) create any third party rights, benefits or remedies of any nature whatsoever in any employee of any Acquired Company (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

6.11            Tax Matters.

(a)               Neither Buyer nor any of its Affiliates shall (or, from and after the Closing, shall cause or permit the Acquired Companies or any of their Affiliates to) make an election under Section 336 or Section 338 of the Code with respect to the Merger.

(b)             All Transfer Taxes shall be borne by Buyer. The parties will cooperate with each other and use their commercially reasonable efforts to minimize the Transfer Taxes, subject to applicable Law. The party required by applicable Law to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall prepare and file such Tax Returns and other documentation.

(c)              All Tax Sharing Agreements (other than any customary commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes and which do not involve the sale of an entity or a material asset) between any Person (other than an Acquired Company), on the one hand, and the Acquired Companies, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, none of the Acquired Companies shall be bound thereby or have any liability thereunder.

(d)             For all purposes under this Agreement, in respect of any Straddle Period, the portion of Taxes that are allocable to a Pre-Closing Tax Period will be: (i) in the case of real property Taxes (and Taxes computed on a similar basis), the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period, and (ii) in the case of any other types of Taxes, the amount that would be payable if the relevant Straddle Period ended on and included the Closing Date.

6.12           R&W Insurance Policy. In the event Buyer or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Buyer or such Affiliate (including the Surviving Corporation after the Merger), (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry) and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of fraud with respect to the making of the representations and warranties contained in Article IV of this Agreement or any other Transaction Document) against the Shareholders or the Shareholder Representative.

6.13          Resignations. No later than seven (7) Business Days prior to the Closing Date, the Company shall deliver to Buyer a true and complete list of the directors, officers, managers and other Persons holding similar titles for each of the Acquired Companies as of such date, and no Person shall be appointed to any such position following such date. Prior to the Closing, the Company shall request resignations and use commercially reasonable efforts to obtain executed written resignations, effective as of the Closing, from any individuals from their positions as directors, officers or other similar titles of the Acquired Companies that have been requested to resign by Buyer in writing to the Company at least five (5) Business Days prior to the Closing Date substantially in the form attached as Exhibit D (the “Letters of Resignation”).

6.14          Shareholder Approval. The Company shall use commercially reasonable efforts to obtain the Shareholder Approval as promptly as practicable following the date of this Agreement. The materials submitted to Shareholders in connection with soliciting the Shareholder Approval shall include the unanimous recommendation of the Company board of directors that such Shareholders vote their Common Shares in favor of the adoption of this Agreement and the transactions contemplated hereby, shall not contain any material misstatements or omissions and shall otherwise comply with Law. To the extent that (a) the Shareholder Approval shall not have been obtained within twenty-four (24) hours following the execution and delivery of this Agreement, and (b) Buyer has not terminated this Agreement pursuant to Section 8.1(e), the Company shall continue to use commercially reasonable efforts to obtain the Shareholder Approval. Buyer and its counsel shall be given a reasonable opportunity to review and comment on such materials before they are mailed or delivered to such Shareholders, and the Company shall consider in good faith all comments of Buyer and its counsel in connection therewith; provided, however, that Buyer shall in no way be responsible for any of the content of such materials, except for information supplied in writing by Buyer expressly for inclusion therein.

6.15          Notices to Shareholders. The Company, as promptly as reasonably practicable after the date hereof (and in any event within five (5) Business Days of the date hereof), shall mail or deliver to each Shareholder which did not execute the Shareholder Approval, if any, (a) the notification required by Section 14A:5-6 of the NJBCA with respect to the Shareholder Approval and shall comply in all material respects with the requirements of the NJBCA and (b) the Letter of Transmittal. Buyer and its counsel shall be given a reasonable opportunity to review and comment on such notification and any amendment or supplement thereto before they are mailed or delivered to such Shareholders, and the Company shall consider in good faith all comments of Buyer and its counsel in connection therewith; provided, however, that Buyer shall in no way be responsible for any of the content of such notification, except for information supplied in writing by Buyer expressly for inclusion therein.

6.16          Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will, (i) solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) with respect to each individual who agrees to the waiver described in clause (i), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in conformity with the requirements of Section 280G(b)(5)(B) of the Code, the right of any such “disqualified individual” to receive the Waived 280G Benefits. The parties acknowledge that this Section 6.16 shall not apply to any arrangements entered into at the direction of Buyer or between Buyer and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”). In the event that Buyer provides to the Company, no less than fifteen (15) Business Days prior to the Effective Time, a written description of any Buyer Arrangements and the value for purposes of Section 280G of the Code of such Buyer Arrangements, the Company shall include such description and value(s) in any materials disclosed to Shareholders in connection with soliciting approval in accordance with this Section 6.16; provided, however, that compliance with the remainder of this Section 6.16 shall be determined as if such Buyer Arrangements had not been entered into. The parties hereto acknowledge that the Company cannot compel any disqualified individual to waive any existing rights under a contract with the Company or any of the Company Subsidiaries and the Company shall not be deemed in breach of this Section 6.16 with respect to any disqualified individual who refuses to waive any such right. The Company shall provide Buyer a reasonable opportunity to review and comment on any and all documents prepared by the Company in connection with this Section 6.16. No less than three (3) Business Days prior to the Effective Time, the Company shall deliver to Buyer certification that the vote of the holders of the equity interests of the Company entitled to vote was solicited in conformity with the requirements of Section 280G(b)(5)(B) of the Code and that either (x) the requisite equityholder approval of the Waived 280G Benefits was obtained or (y) such approval was not obtained and, as a consequence, that the Waived 280G Benefits shall not be made or provided.

6.17          Notice of Certain Events. The Company and Buyer shall promptly notify the other, to the extent permitted by Law, of any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement.

6.18          Exclusive Dealing. On and after the date of this Agreement and through the Closing (or the earlier valid termination of this Agreement in accordance herewith), the Company shall not, and shall instruct its Representatives not to, directly or indirectly take any action to solicit, encourage, initiate or engage in discussions or negotiations with, enter into any Contract with, provide any non-public information to, otherwise knowingly cooperate in any way with or knowingly facilitate in any other manner any effort or attempt by, any Person (other than Buyer, Merger Sub and their respective Representatives) concerning any acquisition of any Equity Securities or any material portion of the assets of the Acquired Companies, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock or membership interests, or otherwise (any of the foregoing, an “Acquisition Proposal”). The Company shall, and shall cause its Affiliates and Representatives to, immediately (i) cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer, Merger Sub and their respective Representatives) conducted heretofore with respect to any of the matters addressed in this Section 6.18 and (ii) demand the return or destruction of any confidential information of the Acquired Companies shared with any such Persons in connection therewith. In the event that the Company or any of the Company Subsidiaries receives an Acquisition Proposal from a third party, the Company shall promptly notify Buyer of such Acquisition Proposal, which notice shall include a summary of all material terms of such offer.

6.19          Payoff Letters. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer customary payoff letters with respect to the Specified Debt, to be provided by the lenders or creditors in respect thereof that are reasonably satisfactory to Buyer (the “Payoff Letters”). Without limiting the foregoing, the Company shall, and shall cause each of the Company Subsidiaries to, cooperate with and take all actions reasonably requested by Buyer in order to facilitate the termination and payoff of the Specified Debt (and, in each case, related release of Liens) at the Closing.

6.20           Delivery of 2020 Financial Statements. The Company shall use commercially reasonable efforts to prepare, and deliver to Buyer, the audited consolidated balance sheet of the Acquired Companies as at October 30, 2020, the related audited consolidated statements of operations, shareholders’ equity and cash flow of the Acquired Companies for the fiscal year then ended, together with the notes thereto, as soon as reasonably possible but in any event no later than January 25, 2021.

6.21           Financing Cooperation.

(a)             Prior to the Closing, Buyer shall use, and shall cause its Representatives and Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Debt Commitment Documentation, including using reasonable best efforts to (i) maintain in effect and comply with the Debt Commitment Documentation and the definitive agreements relating to the Financing, (ii) negotiate and enter into definitive agreements relating to the Financing on the terms and subject only to the conditions set forth in the Debt Commitment Documentation, (iii) satisfy (and cause its Representatives and Affiliates to satisfy) on a timely basis all conditions applicable to Buyer in the Debt Commitment Documentation and the definitive agreements related thereto and consummate the Financing at or prior to the Closing (or, if necessary or deemed advisable by Buyer, seek the waiver of conditions applicable to Buyer contained in the Debt Commitment Documentation or such definitive agreements related thereto); and (iv) enforce its rights under the Debt Commitment Documentation and the definitive agreements relating to the Financing.

(b)             Buyer shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, restatement, amendment and restatement, supplement or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Documentation or the definitive agreements relating to the Financing, if such termination, amendment, restatement, supplement, modification or waiver would be reasonably likely to: (i) reduce (or could have the effect of reducing) the aggregate proceeds of any such Financing (including by increasing the amount of fees to be paid or original issue discount) unless other financing subject to equivalent (or less onerous) conditions precedent is obtained by a corresponding amount; (ii) adversely impact the ability of Buyer to enforce its rights under the Debt Commitment Documentation or the definitive agreements with respect to the Debt Financing; or (iii) impose new or additional conditions precedent to the availability of the full amount of the Financing or otherwise amend, modify or expand any of the conditions precedent to the Financing.

(c)              Buyer shall keep the Company informed on a reasonably current basis and in reasonable detail, upon the reasonable request of the Company, of the status of its efforts to arrange the Financing. Buyer shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under the Debt Commitment Documentation or the definitive agreements relating to the Financing promptly upon execution thereof other than (i) amendments or modifications solely for the purpose of joining additional arrangers or financing sources following the date hereof to the extent effected pursuant to the terms of the Debt Commitment Documentation or (ii) amendments, modifications, supplements, consents or waivers to or under the terms that have been or of the type that have been redacted in the copy of the Fee Letter delivered to the Company. Buyer shall give the Company prompt notice (i) of any material breach or material default or actual or threatened repudiation or termination (whether in whole or in part) by any party to the Debt Commitment Documentation or definitive documents related to the Financing of which Buyer becomes aware, (including any material dispute or disagreement with respect to the conditionality or the obligation to fund all or any portion of the Financing at the Closing (but excluding ordinary course negotiations)) and (ii) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Buyer to obtain all or any portion of the Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date any the Company delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.

(d)             Without limiting the generality of Section 6.1, and to assist Buyer in its financing efforts, the Company agrees to reasonably cooperate with the arrangement of the Financing, including by providing to Buyer and its Financing Sources, as promptly as reasonably practicable after Buyer’s written request therefor, all customary and reasonably available financial and other information with respect to the Company and each of the Company Subsidiaries and the transactions contemplated hereby and by the Financing.

(e)              In no event shall the Company or any Company Subsidiary be required to take or permit the taking of any action that would (i) in the Company’s reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company Subsidiaries, (ii) require the Company, any Company Subsidiary or any of their respective Affiliates or Representatives to bear any cost or expense, pay any commitment or other fee, enter into or perform any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or other financing prior to the Closing, (iii) conflict with or violate any of the Company’s or Company Subsidiaries’ organizational documents or any Laws or result in, prior to the Closing, a violation or breach of, or default under, any contract to which the Company or any Company Subsidiary is a party or (iv) provide access to or disclose information the Company or any Company Subsidiary reasonably determines could jeopardize their attorney-client privilege.

(f)                Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by Company, any Company Subsidiary and/ or their respective Affiliates or Representatives in connection with the Financing or other financing efforts, including the cooperation contemplated by this Section 6.21 and shall indemnify and hold harmless the Company, each Company Subsidiary and each of their respective Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties of any kind imposed on, sustained, suffered or incurred by, or asserted against, any of them, directly or indirectly, relating to, arising out of or resulting from any such Financing or efforts, any cooperation pursuant to this Section 6.21 and/or the provision of information utilized in connection therewith, except to the extent (i) arising out of gross negligence, or willful misconduct of the Company or any Company Subsidiary or (ii) arising from any information utilized in any Financing or other financing regarding the Company or Company Subsidiaries provided to Buyer for use in connection therewith, in each case, whether or not the Closing occurs.

Article VII

Conditions to Closing

7.1              Conditions Precedent to Obligations of Buyer, Merger Sub, and the Company. The respective obligations of Buyer, Merger Sub, and the Company to consummate the Closing are subject to the satisfaction, on or prior to the Closing, of each of the following conditions:

(a)              The Shareholder Approval shall have been validly obtained under applicable Law, the Company’s Organizational Documents and any agreement to which any Equityholder is a party;

(b)             There shall not be in effect any provision of any Law or Order (whether temporary, preliminary or permanent) by a Governmental Body of competent jurisdiction restraining, enjoining, prohibiting or making illegal the consummation of any of the Transactions; and

(c)               The waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted.

7.2              Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the Closing are subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by Buyer and Merger Sub in whole or in part to the extent permitted by applicable Law):

(a)               (i) the representations and warranties of the Company set forth in Article IV, other than the Fundamental Representations and the representation in Section 4.8(a)(i), shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; (ii) the Fundamental Representations (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) shall be true and correct in all material respects as of the Closing as if made on and as of the Closing (except to the extent that any such representation, by its terms, is expressly limited to a specific date, in which case, as of such specific date); and (iii) the representation and warranty in Section 4.8(a)(i) shall be true and correct in all respects as of the Closing as if made on and as of the Closing;

(b)               The Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c)               Since the date of this Agreement, there shall have not occurred a Material Adverse Effect; and

(d)               Buyer shall have received a certificate from the Company, dated as of the Closing Date, signed by an authorized officer of the Company as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

7.3              Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)               the representations and warranties of Buyer and Merger Sub set forth in Article V shall be true and correct (without giving effect to any “materiality”, “material adverse effect”, or similar qualifiers contained in any of such representations and warranties) as of the Closing as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except for where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of Buyer or Merger Sub to perform its obligations under this Agreement or otherwise prevent, restrict, or materially delay Buyer’s or Merger Sub’s ability to consummate the Transactions;

(b)              Buyer and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer and Merger Sub on or prior to the Closing; and

(c)              The Company shall have received a certificate from Buyer and Merger Sub, dated as of the Closing Date, signed by an authorized officer of Buyer and Merger Sub as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

Article VIII

Termination

8.1              Termination of Agreement. This Agreement may be terminated prior to the Effective Time as follows:

(a)              by mutual written consent of the Company and Buyer;

(b)              by the Company or Buyer, by written notice to the other party, if:

(i)               the Closing has not occurred on or before March 12, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party that is in breach of any of its obligations hereunder, which breach materially contributed to the failure of the Closing to occur by the Termination Date; or

(ii)              there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)               by the Company, by written notice to Buyer, if there shall have been a breach by Buyer or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or both of the conditions set forth in Section 7.3(a) and 7.3(b) and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to Buyer and (ii) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of this Agreement;

(d)               by Buyer, by written notice to the Company, if there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or both of the conditions set forth in Section 7.2(a) and 7.2(b), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to the Company and (ii) the Termination Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Buyer or Merger Sub is then in material breach of this Agreement; or

(e)               by Buyer, by written notice to the Company delivered on or prior to the fifth (5th) Business Day after the date hereof, if the Shareholder Approval has not been obtained from the Approving Shareholders and delivered to Buyer within twenty-four (24) hours of the execution of this Agreement.

8.2              Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1, this Agreement shall immediately become null and void and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, Merger Sub, the Company or the Shareholder Representative; provided, however, that (i) no such termination shall relieve any party hereto from liability for any willful and material breach of its representations, warranties, covenants or agreements under this Agreement prior to the effective date of termination, and the damages recoverable by the non-breaching party shall include all reasonably foreseeable damages, including attorneys’ fees reasonably incurred by such party in connection with the Transactions and (ii) the Confidentiality Agreement and the provisions of this Section 8.2, and Article IX hereof shall survive any such termination and remain valid and binding obligations of each of the parties.

Article IX

Miscellaneous

9.1              Survival. None of the representations and warranties of any party contained in this Agreement or any of the other Transaction Documents (including any certificate to be delivered pursuant to this Agreement) and none of the covenants of any party required to be performed by such party before the Closing shall survive the Closing, and thereafter none of the parties hereto or any of their Affiliates or any of their respective Representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto. The provisions of this Section 9.1 will not, however, prevent or limit a cause of action under Section 9.12 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until such covenants or agreements have been performed or satisfied.

9.2              Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement (including in the next sentence), each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions

(including legal, accounting and other professional fees). Without limiting the foregoing, Buyer will pay and be solely responsible for (i) Transaction related fees and expenses of Buyer, Merger Sub and any of their respective Affiliates, (ii) all fees and expenses of the Escrow Agent, (iii) all filing fees payable under the HSR Act and any other Antitrust Laws, (iv) any fees and expenses associated with acquiring any “run-off” or “tail” policy purchased by the Company pursuant to Section 6.6(e) and (v) Transfer Taxes.

9.3              Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a)               This Agreement and all Related Claims shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving effect to any laws, provisions or rules (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction, except with respect to the provisions of this Agreement as to which the NJBCA is expressly applicable, which provisions shall be governed by, and construed in accordance with, the laws of the State of New Jersey. In furtherance of the foregoing, the laws of the State of New York will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply.

(b)               Subject to the provisions of Section 3.2(d) of this Agreement, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York (or if such court declines to exercise such jurisdiction in the Commercial Division of the Courts of the State of New York sitting in the County of New York) over all Related Claims and the parties hereto hereby irrevocably agree that all Related Claims shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties hereto agree that a final judgment with respect to any such Related Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)               Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the delivery of a copy thereof (other than by e-mail) in accordance with the provisions of Section 9.6.

(d)               EACH PARTY HERETO ACKNOWLEDGES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED CLAIM IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, LEGAL PROCEEDING OR RELATED CLAIM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.3(d).

9.4              Entire Agreement.

(a)             This Agreement (including the Company Disclosure Schedules and any Exhibits hereto), the Transaction Documents, the Confidentiality Agreement, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions (collectively, the “Specified Documents”), contain the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, discussions, negotiations, correspondence, communications, undertakings and understandings among the parties with respect to such subject matter. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Specified Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Specified Documents. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

(b)              Without limiting any party’s remedies or claims under any other Transaction Document, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transactions shall be those remedies available at law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort, statute or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement).

(c)              Without limiting any party’s remedies or claims under any other Transaction Document, Buyer and Merger Sub each acknowledge and agree that no Representative of any of the Acquired Companies has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement.  All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Without limiting any party’s remedies or claims under any other Transaction Document, no Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor.

9.5              Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by Buyer, the Company and the Shareholder Representative. No waiver by any party of any provision of this Agreement or any breach of this Agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.6              Notices. All notices, requests, instruction, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (in each case, provided no “bounce-back” or similar message of non-delivery is received) or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision); provided that with respect to notices delivered to the Shareholder Representative, such notices must be delivered solely via email:

If to the Company (prior to Closing) to:

Quick Chek Corporation
3 Old Highway 28

Whitehouse Station, New Jersey 08889
Attention: James A. Smith

E-mail: jsmith@qchek.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention: Michael E. Lubowitz and Jackie Cohen

E-mail: michael.lubowitz@weil.com; jackie.cohen@weil.com

If to the Shareholder Representative, to:

Fortis Advisors LLC
Attention: Notices Department (Project Quartz)

E-mail: notices@fortisrep.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention: Michael E. Lubowitz and Jackie Cohen

E-mail: michael.lubowitz@weil.com; jackie.cohen@weil.com

If to Buyer, Merger Sub or the Company (after Closing), to:

Murphy USA Inc.
200 Peach Street

El Dorado, AR 71730

Attention: John A. Moore

E-mail: John.Moore@murphyusa.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue

New York, NY 10017

Attention: William L. Taylor and Darren M. Schweiger

E-mail: william.taylor@davispolk.com; darren.schweiger@davispolk.com

9.7              Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

9.8              Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Buyer may, without the prior written consent of any other party, assign its rights and/or obligations hereunder to an Affiliate of Buyer. No such assignment by Buyer shall relieve Buyer of any obligations hereunder.

9.9              No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims of any nature upon any Person other than the parties hereto and their respective successors or permitted assigns, except (a) for the rights of (i) the Shareholders, following the Effective Time, to receive the Merger Payments from the Shareholder Representative or its designee; (ii) the Indemnitees as set forth in Section 6.6; (iii) the Secondary

Indemnitors as set forth in Section 6.6(b); (iv) Weil as set forth in Section 9.10; (v) the Non-Parties as set forth in Section 9.11; (vi) the Released Parties and the Shareholder Released Parties as set forth in Section 9.13; and (vii) the Financing Sources and the Financing Sources Related Parties as set forth in Section 9.16 and (b) after the valid termination of this Agreement in accordance herewith, that the Company shall have the right to pursue damages on behalf of the Shareholders (but without duplication of any damages suffered by the Company that are indirectly suffered by the Shareholders as a result of their ownership of the Company) in the event of Buyer or Merger Sub’s willful and material breach of this Agreement, which right is hereby acknowledged by Buyer and Merger Sub. All of the Persons identified as third-party beneficiaries in the immediately preceding sentence shall be entitled to enforce such applicable provisions and to avail themselves of the benefits of any remedy for any breach of such applicable provisions, all to the same extent as if such Persons were parties to this Agreement.

9.10           Legal Representation.

(a)             Each of Buyer, Merger Sub and the Company (and the Surviving Corporation after the Effective Time) hereby agrees, on behalf of itself, its respective directors, members, partners, officers, employees and Affiliates, and its respective successors and assigns (all such parties, the “Waiving Parties”), that Weil, Gotshal & Manges LLP (or any successor) (“Weil”) may represent (i) any or all of the Shareholders or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”) or (ii) the Shareholder Representative, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any Transaction Documents or the Transactions or thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation of the Company and/or any of the Company Subsidiaries in connection with the Transactions. Each of Buyer, Merger Sub and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.

(b)             Each of Buyer, Merger Sub and the Company (and the Surviving Corporation after the Effective Time), on behalf of its itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications, written or oral, between any of the Acquired Companies, any Person in the Seller Group or the Shareholder Representative and its counsel, including Weil, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Shareholder Representative (the “Privileged Communications”), without any waiver thereof.

(c)               Each of Buyer, Merger Sub and the Company (and the Surviving Corporation after the Effective Time), on behalf of itself and the Waiving Parties, hereby further agrees not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of an Acquired Company or the Surviving Corporation or otherwise (including in the knowledge of the officers and employees) as a result of any communication thereof described in the prior paragraph. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Buyer and its Affiliate and a third party other than a party hereto, the Acquired Companies may asset the attorney-client privilege to prevent disclosure of Privileged Communications to such third party.

9.11          Non-Recourse. Except as expressly provided herein or in any other Transaction Document, (a) this Agreement may only be enforced against, and any Related Claims may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such and (b) no Person who is not a party hereto, including any current, former or future stockholder, Affiliate or Representative of any party hereto or any current, former, or future stockholder, Affiliate or Representative of any of the foregoing (such Persons, collectively, but specifically excluding the parties hereto, “Non-Parties”), shall have any liability (whether at law or in equity, based upon contract, tort, statute or otherwise) for obligations or liabilities arising under, in connection with or related to this Agreement or for any Related Claim and each party hereto hereby irrevocably waives and releases all such liabilities, obligations and Related Claims against any such Non-Party.

9.12          Specific Performance.

(a)               The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that prior to the termination of this Agreement in accordance with Section 8.1, each party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement (including the right to cause the consummation of the Closing), to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Such remedies shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity.

(b)               Each party hereto hereby waives (i) any defenses in any action for specific performance, and agrees not to oppose the granting of an injunction, specific performance or other equitable relief as provided herein, on the basis that the other party has an adequate remedy at law and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(c)               The parties hereto agree that (i) by seeking the remedies provided for in this Section 9.12, no party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other Transaction Document (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.12 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.12 prior to or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.12 or anything set forth in this Section 9.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement any other Transaction Document that may be available then or thereafter.

(d)              If a court of competent jurisdiction has declined to specifically enforce the obligations of Buyer and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Buyer and Merger Sub, and has instead granted an award of damages for such alleged breach, the Company may enforce such award and accept damages for such alleged breach on behalf of the Shareholders (which Buyer and Merger Sub agree may include damages based on a decrease in share value or lost premium but no such damages shall be duplicative of damages recoverable by the Company).

9.13           Releases.

(a)              Effective as of the Closing Date, except for (x) any rights or obligations under this Agreement, the other Transaction Documents or the Contracts set forth in Schedule 4.21 of the Company Disclosure Schedules or (y) any Claims arising under any employment or consulting agreement or arrangement, each of Buyer and the Company on behalf of itself and each of its Affiliates and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), in their capacities as such, hereby knowingly, voluntarily, expressly and irrevocably waives, releases, discharges and acquits forever, without the need for any further action, the Shareholders, their respective Affiliates and each of their present, former, and future owners, shareholders, members, partners, officers, directors, employees, agents, insurers, advisers, successors and assigns, in their capacities as such (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), claims, demands, liabilities, damages, charges, controversies, expenses and obligations of every nature, character or kind arising, or related to acts or omissions occurring arising at Law, in equity, in contract, in tort or otherwise whether known or unknown, suspected or unsuspected, matured or contingent, existing or hereafter discovered (collectively, “Claims”), which the Releasing Parties may have against any of the Released Parties, now or in the future, in respect of any cause, matter or thing relating to the business or operations of the Acquired Companies, the Transactions or the ownership of Common Shares or Preferred Shares by the Released Parties, in each case, occurring or arising prior to the Closing. Each of Buyer and the Company, on behalf of itself and each Releasing Party, covenants and agrees that no Releasing Party shall assert any such claim against the Released Parties.

(b)              Effective as of the Closing Date, except for any rights or obligations under this Agreement, the other Transaction Documents or the Contracts set forth in Section 4.21 of the Company Disclosure Schedule, each Shareholder, by voting in favor of or consenting to the adoption of this Agreement, the approval of the principal terms of the Merger and the consummation of the Merger, or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, on behalf of himself, herself or itself, and his, her or its Releasing Parties (the “Shareholder Releasing Parties”), as applicable, hereby knowingly, voluntarily, expressly and irrevocably waives, releases, discharges and acquits forever, without the need for any further action, the Surviving Corporation, Buyer and each of their respective present, former, and future owners, shareholders, members, partners, officers, directors, employees, agents, insurers, advisers, successors and assigns, in their individual and representative capacities (each a “Shareholder Released Party” and, collectively, the “Shareholder Released Parties”) from any and all Claims which the Shareholder Releasing Parties may have against any of the Shareholder Released Parties, including (1) any Claims which in any manner or fashion arise from or relate to any contractual agreements between any Shareholder and the Surviving Corporation on or prior to the Closing Date, (2) any and all Claims, now or in the future, by reason of the fact that each Shareholder was a Shareholder of the Company (including any rights to contribution or indemnification), (3) Claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to the Allocation Schedule or the allocation of the Merger Payments made pursuant thereto, (4) Claims relating to the approval or consummation of the Transaction, including any alleged breach of any duty by an officer, director, manager, Equityholder or other owner of any Equity Security of any Acquired Company and (5) any Claims under the Shareholders Agreement, the Shareholder Support Agreement or any Organizational Documents of any Acquired Company (collectively, but specifically excluding any Claims described in the next sentence of this paragraph, the “Shareholder Released Claims”). Notwithstanding anything herein to the contrary, Shareholder Released Claims shall not include, and nothing contained in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect, any Claims or any other rights or claims of any Shareholder, arising from rights to indemnification, exculpation or advancement of expenses to which a Shareholder may be entitled as a result of his or her service as a director, manager or officer of any Acquired Company, including any rights arising pursuant to Section 6.6.

9.14          Counterparts. This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.15           Shareholder Representative.

(a)              Designation. The Shareholder Representative is hereby authorized to serve as the representative, exclusive agent and attorney-in-fact of each Shareholder with respect to the matters expressly set forth in this Agreement, the Escrow Agreement, and the other Transaction Documents to be performed by the Shareholder Representative.

(b)              Authority. Each Shareholder, by his, her or its (i) acceptance of any portion of the Merger Consideration, (ii) execution and delivery of his, her or its Letter of Transmittal pursuant to the terms of this Agreement, (iii) approval of this Agreement and the Mergers by voting in favor of, or consenting to, the Transactions or (iv) executing a Support Agreement, irrevocably appoints the Shareholder Representative as the representative, exclusive agent, proxy and attorney-in-fact for such Shareholder for all purposes of this Agreement, the Escrow Agreement, and any other Transaction Documents, including the full power and authority on such Shareholder’s behalf to (x)(A) consummate the Transactions, (B) give or receive notice under this Agreement, to execute and deliver on behalf of such Shareholder any amendment to the terms hereof or grant any waiver, consent or approval by the Shareholders under this Agreement, (C) distribute funds, direct the distribution of funds or designate or engage a paying agent to distribute funds, (D) take all other actions to be taken by or on behalf of any or all of the Shareholder in connection herewith and (E) do each and every act and exercise any and all rights which such Shareholder or the

Shareholders collectively are permitted or required to do or exercise in connection with this Agreement, the Escrow Agreement, and any other Transaction Document, and (y) with respect to the Common Shareholders, (1) make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Article III, (2)  deduct and/or hold back any funds which may be payable to any Common Shareholder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Common Shareholder hereunder, (3) instruct the Escrow Agent to release any amounts from the Adjustment Escrow Account as permitted by this Agreement or the Escrow Agreement and (4) retain funds for reasonably anticipated expenses and liabilities. Notwithstanding the foregoing, the Shareholder Representative shall have no obligation to act on behalf of the Shareholders, except as expressly provided herein, in the Escrow Agreement and in the Shareholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Shareholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. The Shareholder Representative shall act for the Shareholders on all of the matters set forth in this Agreement, the Escrow Agreement and the Shareholder Representative Engagement Agreement in the manner the Shareholder Representative believes in the Shareholder Representative’s discretion to be in the best interest of the Shareholders. The Shareholder Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Shareholder or other party. All decisions and actions by the Shareholder Representative made in accordance with the authority granted to it hereunder shall be binding upon all of the Shareholders and their respective successors, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. For the avoidance of doubt, Buyer and Merger Sub shall be entitled to rely on the acts, to the extent authorized hereunder, of the Shareholder Representative and to assume that the Shareholder Representative acted in the best interests of the Shareholders in connection therewith and none of Buyer, Merger Sub or the Surviving Corporation shall have any liability or responsibility whatsoever or under any circumstances for any act or omission of the Shareholder Representative.

(c)               Expense Reimbursement and Representative Holdback Amount.

(i)               Each Common Shareholder that receives any Merger Consideration hereunder further agrees that he, she or it shall promptly reimburse the Shareholder Representative for his, her or its Pro Rata Share of any Representative Losses or any other payment obligations, fees or expenses incurred by the Shareholder Representative in exercising its authority hereunder and taking any actions pursuant to the terms and conditions of this Agreement or the other Transaction Documents; provided, however, that the Shareholder Representative shall first make payment of such fees and expenses from the Expense Reserve Holdback Amount.

(ii)              The Shareholder Representative will hold the Expense Reserve Holdback Amount in a segregated account with an Federal Deposit Insurance Corporation insured institution in a segregated account separate from the Shareholder Representative corporate funds and Shareholder Representative will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Common Shareholders will not receive any interest or earnings on the Expense Reserve Holdback Amount and irrevocably transfer and assign to the Shareholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholder Representative is not providing any investment supervision, recommendation or advice and will not be liable for any loss of principal of the Expense Reserve Holdback Amount other than as a result of its fraud, gross negligence or willful misconduct. The Shareholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Reserve Holdback Amount and has no tax reporting or income distribution obligations.

(iii)            The Expense Reserve Holdback Amount shall be retained by the Shareholder Representative for such time as the Shareholder Representative shall determine, in its sole discretion. As soon as practicable following the completion of the Shareholder Representative’s responsibilities (the “Expense Reserve Holdback Release Date”), the Shareholder Representative or its designee shall pay to each Common Shareholder, with respect to each Common Share outstanding immediately prior to the Effective Time held by such Common Shareholder for which a Certificate and Letter of Transmittal has been properly surrendered in accordance with this Agreement, an amount equal to such Common Shareholder’s Pro Rata Share of the Expense Reserve Holdback Release Amount. In no event will any other Person (including Buyer and the Surviving Corporation) be liable to any Common Shareholder in respect of any such payment.

(iv)             For Tax purposes, the Expense Reserve Holdback Amount will be treated as having been received and voluntarily set aside by the Common Shareholders at the time of Closing.

(d)              Replacement. The Shareholder Representative may resign at any time. In the event that the Shareholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Shareholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the capital stock of the Company issued and outstanding immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Shareholder Representative for all purposes of this Agreement. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. Neither the removal of, nor the appointment of a successor to, the Shareholder Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Shareholder Representative, which shall continue to be effective and binding on the Shareholders.

(e)               Exculpation.

(i)                Certain Shareholders have entered into an engagement agreement (the “Shareholder Representative Engagement Agreement”) with the Shareholder Representative to provide direction to the Shareholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Shareholder Representative Engagement Agreement (such Shareholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the

Shareholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Shareholder Representative Group”) will incur any liability to the Equityholders of any kind with respect to any action or omission by the Shareholder Representative in connection with the Shareholder Representative’s services pursuant to this Agreement, the Shareholder Representative Engagement Agreement and any other Transaction Document while acting in good faith, except in the event of liability primarily results from the Shareholder Representative’s fraud, gross negligence or willful misconduct. The Shareholder Representative shall not be liable to the Equityholders for any action or omission pursuant to the advice of outside counsel. Buyer agrees that it will not look to the personal assets of the Shareholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Acquired Companies (pre-Closing) or the Shareholders.

(ii)              The Common Shareholders will, severally (based on its Pro Rata Share) but not jointly with the other Shareholders, indemnify, defend and hold harmless the Shareholder Representative Group from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and experts and their staffs, all expense of document location, duplication and shipment and in connection with seeking recovery from insurers) (collectively, “Representative Losses”) arising out of or in connection with the Shareholder Representative’s execution and performance of this Agreement, the Escrow Agreement, the Shareholder Representative Engagement Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by fraud, gross negligence or willful misconduct of the Shareholder Representative, the Shareholder Representative will reimburse the Common Shareholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Shareholder Representative by the Common Shareholders, any such Representative Losses may be recovered by the Shareholder Representative from (i) the Expense Reserve Holdback Amount and (ii) the amounts in the Adjustment Escrow Account at such time as remaining amounts would otherwise be distributable to the Common Shareholders; provided, however, that while this section allows the Shareholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Common Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds or incur any financial liability on behalf of the Common Shareholders or otherwise. Furthermore, the Shareholder Representative shall not be required to take any action unless the Shareholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Shareholder Representative against the costs, expenses and liabilities which may be incurred by the Shareholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Common

Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholder Representative under this Section 9.15.

(iii)            This Section 9.15(e) will survive the Closing, the resignation or removal of the Shareholder Representative or the termination of this Agreement.

(f)              Representations and Warranties. The Shareholder Representative represents and warrants to Buyer and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

(i)               the Shareholder Representative is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority and all Permits required to carry on its business in all material respects as currently conducted;

(ii)              the execution and delivery of this Agreement by the Shareholder Representative, and the performance by the Shareholder Representative of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Shareholder Representative;

(iii)            this Agreement has been duly executed and delivered by the Shareholder Representative and this Agreement constitutes a legally valid and binding obligation of the Shareholder Representative, enforceable against the Shareholder Representative in accordance with its terms (except as may be limited by the Equitable Exceptions); and

(iv)            the execution and delivery hereof and of the Transaction Documents to which it is (or will be) a party by the Shareholder Representative, and the performance by the Shareholder Representative of its obligations hereunder and thereunder, do not and will not (A) conflict with or result in a violation of the Organizational Documents of the Shareholder Representative, (B) violate any applicable Laws or (C) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Shareholder Representative.

(g)             Irrevocability; Successors. The provisions of this Section 9.15 and the powers, immunities and rights to indemnification granted to the Shareholder Representative Group hereunder: (i) are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Common Shareholder may have in connection with the Transactions, (ii) shall survive the death, incompetence, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto, and (iii) shall survive the delivery of an assignment by any Shareholder of the whole or any fraction of his, her or its interest in the Adjustment Escrow Amount. The provisions of this Section 9.15 shall be binding upon the heirs, legal representatives, successors and assigns of each Shareholder, and any references in this Agreement to a Shareholder shall mean and include the successors to the rights of such Shareholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

9.16           Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its members, partners, the Company Subsidiaries,

and each of their respective Affiliates, directors, officers, shareholders, employees, representatives or agents hereby: (i) agrees that all Legal Proceedings by or before a Governmental Body (whether at law or equity, in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder involving the Financing Source Related Parties shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, and such Legal Proceeding shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Legal Proceeding by or before a Governmental Body (whether, at law or equity, in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the Financing, the Commitment Letter or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder against any Financing Source Related Party or their Representatives in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company, the Company Subsidiaries and each of its controlled Affiliates in any such Legal Proceeding by or before a Governmental Body shall be effective if notice is given in accordance with Section 9.6, (iv) irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (v) irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in any such Legal Proceeding brought against the Financing Sources Related Parties directly or indirectly arising out of, under or in connection with this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that this Agreement may not be enforced against any Financing Source Related Party or their Representatives and agrees that none of the Financing Source Related Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Buyer, Merger Sub and their respective subsidiaries) relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (whether, in equity or law, in tort, contract or otherwise) (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of the Buyer against the Financing Sources with respect to the Financing or any of the transactions contemplated thereby or any services thereunder) and (vii) agrees that the Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.16 and such provisions and the definition of “Financing Sources” and “Financing Source Related Parties” shall not be amended in any way material and adverse to the Financing Source Related Parties without the prior written consent of the Financing Sources.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

BUYER:

MURPHY USA INC.

By:	/s/ Andrew Clyde
	Name:	Andrew Clyde
	Title:	Chief Executive Officer

MERGER SUB:

MURPHY USA NJ, INC.

By:	/s/ Andrew Clyde
	Name:	Andrew Clyde
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

THE COMPANY:

QUICK CHEK CORPORATION

By:	/s/ Dean C. Durling
	Name:	Dean C. Durling
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
	Name:	Ryan Simkin
	Title:	Managing Director